EXHIBIT 2.1
Dated 13 December 2011
FLEETCOR UK ACQUISITION LIMITED (1)
and
ARVAL UK GROUP LIMITED (2)
and
FLEETCOR TECHNOLOGIES, INC (3)
AGREEMENT for the sale and purchase of the entire issued share capital of Allstar Business Solutions Limited

Contents

Clause	Page
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27
Definitions and interpretation
Agreement to sell the Sale Shares
Consideration and repayment of loans
Completion Accounts and adjustments
Employees
Completion
Warranties
Buyer’s Warranties
Restrictive covenants and use of name
Pensions and employment
Post-Completion matters
Continuing effect of this Agreement
Announcements or circulars
Confidential information
Releases and waivers
Interest and gross up
Entire agreement
Alterations
Severability and set-off
Counterparts
Payment of costs
Successors and assigns
Contracts (Rights of Third Parties) Act 1999
Notices
Applicable law and submission to jurisdiction
Dispute resolution process
Agent for service

Schedule 1 Details in relation to the Company

Schedule 2 Completion obligations

Schedule 3 Warranties

Schedule 4 Buyer’s Warranties

Schedule 5 Provisions for the protection of the Seller

Schedule 6 Employees

Schedule 7 Special instructions for Completion Accounts

Schedule 8 Receivables

Schedule 9 Information Technology and Intellectual Property Rights

Schedule 10 Post-Completion undertakings

Agreed form documents/Documents list to be agreed:

2010 Accounts (clause 1.1)
2011 Accounts (clause 1.1)
Data Room Index (clause 1.1)
Director’s and secretary’s resignation letter (paragraph 1.1(c) of Schedule 2)
IP Licence Agreements (clause 1.1)
Partnership and Co-operation Agreement (clause 1.1)
Agreement re PHH Working Capital (clause 1.1)
Property Lease (clause 1.1)
Taxation Deed (clause 1.1)
Transitional Services Agreements (clause 1.1)
Visa Sponsorship Agreement (clause 1.1)

THIS AGREEMENT is made on 13 December 2011 BETWEEN:

(1)	Fleetcor UK Acquisition Limited (Company No. 05859403), a company incorporated and existing under the laws of England and Wales whose registered office is at Unit 3, St James Business Park, Grimbald Crag Court, Knaresborough, North Yorkshire HG5 8QB (the Buyer);

(2)	Arval UK Group Limited (Company No. 01534653), a limited liability company incorporated and existing under the laws of England and Wales whose registered office is at Arval Centre, Windmill Hill, Swindon SN5 6PE (the Seller); and

(3)	Fleetcor Technologies, Inc, a company incorporated and existing under the laws of the State of Delaware whose registered office is at 655 Engineering Drive, Suite 300, Norcross, Georgia 30092-2830 USA (the Parent Sponsor).

1	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires:

Audited Accounts means the audited annual accounts of the Company for the financial period ended on 31 December 2010, including the notes to those accounts and the associated directors’ and auditors’ reports;

2010 Accounts means the carved out unaudited accounts of the Business in the agreed form for the financial period ended on 31 December 2010, including the notes to those accounts;

2011 Accounts means the carved out unaudited accounts of the Business in the agreed form for the 9 month period ended on 30 September 2011, including the notes to those accounts;

Actual Cash means Cash as at close of business on 31 December 2011 as shown in the Completion Accounts (and, for the avoidance of doubt, taking into account any adjustments referred to in Part A of Schedule 7);

Actual Debt means Debt as at close of business on 31 December 2011 as shown in the Completion Accounts (and, for the avoidance of doubt, taking into account any adjustments referred to in Part A of Schedule 7);

Action has the meaning given to that term in clause 1.2(i);

Adjustment Amount means:

(a)	the Working Capital Shortfall (expressed as a negative figure) or the Working Capital Surplus (expressed as a positive figure), as the case may be; plus

(b) Actual Cash (if any); minus

(c) Actual Debt (if any); plus

(d) the Capital Expenditure Amount;

Arval UK means Arval UK Ltd (Company No. 01073098);

BNPP Entities means BNP Paribas S.A. and its Related Undertakings, and BNPP Entity means any one of them;

Business means the payment card issuing, acquiring, processing and settlement activities and related services carried on by the Company in the United Kingdom as at Completion, being the business subject to the Hive Across, as more fully described in the Information Memorandum (but excluding, for the avoidance of doubt, (i) any business relating to leasing clients of Arval UK where cards are used as an identification mechanism; and (ii) those transactions which are not fuel-related and which are added to fuel card invoices purely as a method of invoicing clients);

Business Day means a day (other than a Saturday or Sunday) on which clearing banks are ordinarily open for a full range of normal banking business in the City of London;

Business Information means all information (in whatever form held) which:

(a)	exclusively relates to the operation, management or administration of the Restricted Business or the Retained Business (as the case may be);

(b)	exclusively relates to the sales or marketing of any of the services provided by the Restricted Business or the Retained Business (as the case may be); and

(c)	exclusively relates to the accounting and tax records of the Restricted Business or the Retained Business (as the case may be);

Business Sale Agreement means the business sale agreement dated 31 August 2011 between the Company and Arval UK, which agreement became effective on 1 September 2011;

Buyer’s Accountants means Ernst & Young LLP, Chartered Accountants, of Bridgewater Place, Water Lane, Leeds LS11 5QR;

Buyer’s Solicitors means Eversheds LLP of 1 Wood Street, London EC2V 7WS;

Buyer Undertakings means the Buyer, the Parent Sponsor, any Related Undertaking of the Buyer or the Parent Sponsor and, for the avoidance of doubt, the Company after Completion, and Buyer Undertaking means any of them;

Buyer’s Warranties means the warranties set out in Schedule 4 to be given by each of the Parent Sponsor and the Buyer to the Seller and Buyer’s Warranty means any of them;

Capital Expenditure Amount means the amount of capital expenditure incurred by the Company between Completion and close of business on 31 December 2011, as shown or referred to in the Completion Accounts (and, for the avoidance of doubt, taking into account any adjustments referred to in Part A of Schedule 7);

Cash means all cash held by the Company, whether in hand or on deposit with any bank, including all uncleared receipts, lodgements, direct debits and any unpresented cheques received and posted as a reduction to “Accounts Receivable” by the Company as of Completion but deducting any unpresented cheques, direct debits, standing orders or equivalent payments paid or written and posted to “Accounts Payable” by the Company as of Completion;

CA 2006 means the Companies Act 2006;

Claim means a claim by the Buyer under or in connection with this Agreement;

Company means Allstar Business Solutions Limited, further details of which are set out in Schedule 1;

Completion means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 6 and Schedule 2;

Completion Accounts means the balance sheet of the Company as at close of business on 31 December 2011, prepared pursuant to the provisions of Schedule 7;

Completion Accounts Amounts means the Adjustment Amount, the Actual Cash, the Actual Debt, the Working Capital Shortfall or the Working Capital Surplus (as relevant) and the Capital Expenditure Amount;

Completion Accounts Release Date means the Business Day which is 5 Business Days following the date on which the Completion Accounts are agreed or otherwise determined pursuant to the provisions of Schedule 7;

Completion Date means the date on which completion of the sale and purchase of the Sale Shares takes place;

Data Room means all correspondence, documents and other information in the on-line data room operated by Intralinks, the contents of which data room being contained in the CD Rom provided by the Seller to the Buyer on the date of this Agreement;

Data Room Index means the agreed form index detailing the contents of Section 3 (Legal) and Section 4 (Human Resources) of the Data Room;

Debt means:

(a)	any borrowings or indebtedness in the nature of borrowing (including any overdraft, but taking into account for the purposes of such overdraft all uncleared receipts, lodgements, direct debits and any unpresented cheques received and posted as a reduction to “Accounts Receivable” by the Company as of Completion but deducting any unpresented cheques, direct debits, standing orders or equivalent payments paid or written and posted to “Accounts Payable” by the Company as of Completion) incurred prior to Completion;

(b)	finance leases or other similar or analogous arrangements taken out prior to Completion (excluding, for the avoidance of doubt, operating lease agreements and similar such as the leases of cars for certain management personnel of the Company);

(c)	other indebtedness for moneys borrowed or raised under any bond, note, bill of exchange or commercial paper (and interest thereon) of the Company incurred or taken out prior to Completion; and

(d)	the PHH Working Capital,

but excluding the Hive Across Debt and (for the avoidance of doubt) any trade debts relating to the supply of goods and/or services;

Defined Benefit Scheme means the Arval UK Employee Benefits Plan which was established by an interim trust deed dated 5 July 1982 and which is closed to new entrants;

Defined Contribution Scheme means the Arval UK Flexible Pension Scheme which was established by an interim trust deed dated 31 October 1997;

Disclosure Letter means the letter of the same date as this Agreement from the Seller to the Buyer, together with all documents attached to it or listed in any schedule to it;

Encumbrance means any mortgage, charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

Fundamental Warranties means the Warranties set out in paragraphs 2 (The Sale Shares), 4 (Powers and obligations of the Seller) and 18 (Insolvency) of Part A of Schedule 3;

Governmental or Regulatory Body means any governmental, quasi-governmental, regulatory or supervisory body;

Hive Across means the transfer from the Seller and/or its Related Undertakings (including Arval UK) to the Company of the property, rights and assets of the Seller and/or its Related Undertakings relating to the Card Business (as such term is defined in the Business Sale Agreement), such transfer being effected pursuant to the Business Sale Agreement;

Hive Across Claim means a claim by the Buyer in respect of a breach of the warranty set out in paragraph 10.4 of Part A of Schedule 3;

Hive Across Debt means £143,165,935 (being the principal and interest owed by the Company to Arval UK at the Completion Date in connection with the Hive Across);

holding company means a parent undertaking (as defined by section 1162 CA 2006) or a holding company (as defined by section 1159 CA 2006) and in interpreting section 1159 CA 2006 for the purposes of this Agreement, a company is to be treated as the holding company of another company even if its shares in the other company are registered in the name of (i) a nominee; or (ii) any party holding security over those shares, or that secured party’s nominee;

IP Licence Agreements means the transitional trade mark licence agreement in the agreed form entered into between Arval Service Lease S.A., BNP Paribas S.A. and the Company and the transitional trade mark licence agreement in the agreed form entered into between the Company, the Seller and Arval UK Limited, each such agreement to be dated the date of Completion;

IPR has the meaning given to it in paragraph 1 of Schedule 3;

Losses has the meaning given to that term in clause 1.2(i);

Merchant Contracts Spreadsheet means the spreadsheet appended to the Disclosure Letter referring to certain clauses of contracts with the merchants listed therein;

Merchant Rate/Volume Spreadsheet means the spreadsheet appended to the Disclosure Letter referring to certain rates and volumes for the merchants listed therein;

Merchant Spreadsheet Claim means a claim by the Buyer in respect of a breach of the warranty set out in paragraph 9.11 of Part A of Schedule 3 or paragraph 9.12 of Part A of Schedule 3;

Normalised Working Capital Amount means £50,000,000;

Partnership and Co-operation Agreement means the partnership and co-operation agreement in the agreed form in relation to the marketing and promotion of Partner Cards (as such term is defined therein) entered into between Arval UK and the Company and to be dated at Completion;

PHH Working Capital means all and any monies borrowed under a working capital agreement in the agreed form and entered into between the Company and PHH Financial Services Limited to be dated the date of Completion;

Property means the premises comprising the land and building known as Arval Centre Windmill Hill Business Park, Whitehill Way, Swindon, Wiltshire;

Property Lease means the agreement for lease of the first floor of the Property in the agreed form entered into between the Seller and the Company and to be dated at Completion;

Receivables means all trade debts for goods and services supplied in the ordinary course of trading of the Business as at the close of business on 31 December 2011 (as set out in the Aged Debtors Listing, as defined in paragraph 1 of Schedule 8);

Receivables Balancing Payment means an amount equal to the amount by which the Receivables Collected Amount is less than or greater than the Receivables Estimated Amount;

Receivables Collected Amount means those Receivables collected or recovered in accordance with the provisions of Schedule 8;

Receivables Estimated Amount means an amount equal to the Receivables less a bad debt provision determined by the Seller and notified to the Buyer, such provision to be calculated in the same manner as for the Completion Accounts;

Related Undertaking means, in relation to any undertaking, any subsidiary or holding company from time to time of that undertaking or any subsidiary from time to time of any such holding company;

Relevant Claim means a claim by the Buyer under the Warranties;

Restricted Business has the meaning given to it in clause 9.1;

Retained Business means the business carried on by the Seller and/or Arval UK (other than the Restricted Business);

Seller’s Accountants means Mazars LLP, 45 Church Street, Birmingham B3 2RT;

Sale Shares means the entire issued share capital of the Company;

Seller’s Nominated Account means the Seller’s Solicitors’ client account numbered 16122869 at The Royal Bank of Scotland plc, sort code 15-10-00;

Seller’s Solicitors means Norton Rose LLP, 3 More London Riverside, London SE1 2AQ;

subsidiary means a subsidiary undertaking (as defined by section 1162 CA 2006) or a subsidiary (as defined by section 1159 CA 2006) and in interpreting section 1159 CA 2006 for the purposes of this Agreement, a company is to be treated as a member of a subsidiary even if its shares are registered in the name of (i) a nominee; or (ii) any party holding security over those shares, or that secured party’s nominee;

Taxation means:

(a)	all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere payable to or imposed by any Taxation Authority; and

(b)	all charges, interest, penalties and fines incidental or relating to any Taxation falling within (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation;

Taxation Authority means any revenue, customs or fiscal authority, body or person, whether of the United Kingdom or elsewhere;

Taxation Claim means a claim by the Buyer in respect of a breach of any of the Tax Warranties;

Taxation Deed means the taxation deed in the agreed form entered into between the Seller and the Buyer and to be dated at Completion;

Tax Warranties means the Warranties set out in Part B of Schedule 3;

Transaction Documents means this Agreement and all other documents in the agreed form or entered into at the same time as, or pursuant to, the terms of this Agreement;

Transferring Employees has the meaning given to it in Schedule 6;

Transitional Services Agreements means:

(a)	the IT transitional services agreement in the agreed form entered into between the Seller and the Company and to be dated the date of Completion;

(b)	the facilities transitional services agreement in the agreed form entered into between the Seller and the Company and to be dated the date of Completion; and

(c)	the miscellaneous transitional services agreement in the agreed form entered into between the Seller and the Company and to be dated the date of Completion;

VAT means value added tax as provided in the Value Added Tax Act 1994;

Visa Sponsorship Agreement means the agreement in the agreed form in relation to the continuing sponsorship by BNP Paribas S.A. of the Company’s membership obligations under the Visa System (as defined therein) entered into between BNP Paribas S.A., the Company and the Parent Sponsor and to be dated the date of Completion;

Warranties means the warranties set out in Schedule 3 given by the Seller to the Buyer, and Warranty means any of them;

Working Capital Amount means the amount specified in the Working Capital Statement as being the “Working Capital Amount”;

Working Capital Shortfall means, if relevant, the amount by which the Working Capital Amount is less than the Normalised Working Capital Amount;

Working Capital Statement means the current assets and current liabilities of the Company as shown in the working capital statement prepared as part of the Completion Statement, the form of which is set out in Part C of Schedule 7 (Completion Statement); and

Working Capital Surplus means, if relevant, the amount by which the Working Capital Amount is greater than the Normalised Working Capital Amount.

1.2	In this Agreement, unless the context otherwise requires:

(a)	a document expressed to be in the agreed form means a document in a form which has been agreed by the parties contemporaneously with or before the execution of this Agreement and which has, for the purposes of identification, been signed or initialled by them or on their behalf;

(b)	references to a clause or Schedule are to a clause of, or a schedule to, this Agreement, references to this Agreement include its Schedules and references in a Schedule or Part of a Schedule to a paragraph are to a paragraph of that Schedule or that part of that Schedule;

(c)	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

(d)	with the exception of sections 1159 and 1162 CA 2006, references to any enactment (meaning any statute (or part or section thereof) or statutory provision or any other subordinate legislation or regulations made under any such statute or statutory provision) shall be construed as references to:

(i)	any enactment which that enactment has directly or indirectly replaced (whether with or without modification); and

(ii)	that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof,

provided that this clause 1.2(d) shall not subject any party to a greater burden than that which would apply at the date of this Agreement;

(e)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

(f)	the words herein, hereto, hereof and other similar words refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)	the contents table and the descriptive headings to clauses, schedules and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement;

(h)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)	words introduced by the words and phrases such as “include”, “including”, “other” and “in particular” shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(i)	when used in relation to an indemnity given by one party to the other party under this Agreement, the expression Action shall include any action, proceedings, claim, demand and other legal recourse brought against the party to whom such indemnity is given (the indemnified party) in respect of the subject matter in relation to which such indemnity is given to it and the expression Losses shall include any liability, damage, loss, compensation, tribunal orders, award, cost, expense (including legal and other professional expenses), charge, fine, penalty and outgoing suffered or incurred by the indemnified party in respect thereof;

(j)	references to costs and/or expenses incurred by the Buyer or the Company shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs, is entitled to credit as input tax;

(k)	references to indemnifying a person against any circumstance shall mean indemnifying it and keeping it harmless on an after-tax basis;

(l)	references to indemnifying a person for, or calculating any payment to a person by way of indemnity, on an after-tax basis shall be construed as requiring that the calculation of the amount payable (the payment) shall take into account:

(i)	any additional amounts required to be paid under clause 16.2; and

(ii)	any relief, loss, allowance, credit or other relief of a similar nature which is available to the indemnified party or recipient of the payment as a result of the matter giving rise to the right to receive the payment, or as a result of receiving the payment, such that the recipient of the payment is in the same position as it would have been had the matter giving rise to the right to receive the payment not occurred; and

(m)	references to any English legal term of any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.3	The Parent Sponsor shall:

(a)	procure that the Buyer performs, or the Parent Sponsor shall itself perform, all of the obligations of the Buyer under this Agreement and/or any Transaction Document; and

(b)	be jointly and severally liable with the Buyer for all of the Buyer’s obligations under this Agreement and/or any other Transaction Document (and, for the avoidance of doubt, the Parent’s obligations shall be primary obligations).

2	Agreement to sell the Sale Shares

2.1	The Seller shall sell to the Buyer and the Buyer shall purchase from the Seller the Sale Shares with full title guarantee free from all Encumbrances.

2.2	Title to, beneficial ownership of and any risk attaching to the Sale Shares shall pass on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion.

3	Consideration and repayment of loans

3.1	The consideration for the sale of the Sale Shares shall be an amount equal to:

(a)	£51,834,065; minus

(b)	£1,000,000 (being the agreed amount of net profit after tax for the period between Completion and the close of business on 31 December 2011),

plus or minus any adjustment made pursuant to clause 4.2.

3.2	The Buyer shall procure that at Completion the Company shall repay to the Seller the Hive Across Debt (having been put in funds to do so by the Buyer).

3.3	The Buyer shall procure that the Company shall repay to PHH Financial Services Limited the PHH Working Capital in accordance with the terms of the relevant underlying agreement.

4	Completion Accounts and adjustments

4.1	The Completion Accounts shall be prepared and agreed (or otherwise determined) and become final and binding on the parties in accordance with Schedule 7.

4.2	If the Adjustment Amount is:

(a)	positive, the Buyer shall pay to the Seller in accordance with clause 4.2 a sum equal to such amount;

(b)	negative, the Seller shall pay to the Buyer in accordance with clause 4.3 a sum equal to such amount (expressed as a positive number); or

(c)	zero, no payment from the Buyer to the Seller or from the Seller to the Buyer shall be made pursuant to this clause 4.2.

4.3	Any amounts representing an increase in the consideration payable for the Sale Shares in accordance with clause 4.2 shall be paid by the Buyer to the Seller by way of electronic funds transfer (into such account as the Seller shall notify to the Buyer in writing) on the Completion Accounts Release Date.

4.4	Any amounts representing a reduction in the consideration payable for the Sale Shares in accordance with clause 4.2 shall be paid by the Seller to the Buyer by electronic funds transfer (into such account as the Buyer shall notify to the Seller in writing) on the Completion Accounts Release Date.

5	Employees

The provisions of Schedule 6 shall apply in relation to the Employees and the allocation of liabilities in relation to the Employees and certain other matters contained therein.

6	Completion

Completion shall take place at the offices of the Seller’s Solicitors on the date of this Agreement when all (but not part only unless the Buyer and the Seller shall so agree) of the business set out in Schedule 2 shall be transacted.

7	Warranties

7.1	The Seller warrants to the Buyer that each of the Warranties is true and accurate as at Completion.

7.2	The Warranties are qualified by those matters fairly disclosed in the Disclosure Letter and for this purpose fairly disclosed means disclosed in such manner and in such detail as to enable a reasonable buyer to make a reasonable assessment of the matter concerned. No warranty or representation is given as to the accuracy or completeness of any statements (including any statements of opinion) contained in the Disclosure Letter. The Seller acknowledges that where any part of a statement contained in the Disclosure Letter is not accurate or complete, that part of the statement would not be a fair disclosure.

7.3	The Buyer acknowledges and agrees that the Warranties are further qualified by, and the Buyer is deemed to have knowledge of, the documents included in Section 3 (Legal) and Section 4 (Human Resources) of the Data Room (such documents being listed in the Data Room Index). The Seller acknowledges that where a document is only referred to in, or incorporated by reference into, a document included in Section 3 (Legal) and Section 4 (Human Resources) of the Data Room, the Buyer will not be deemed to have knowledge of that document unless such document is itself listed in the Data Room Index.

7.4	In each Warranty, where any statement is qualified as being made so far as the Seller is aware or any similar expression, such statement shall be deemed to refer to the actual knowledge or awareness of Bart Beckers and Mark Biggs, it being acknowledged that Bart Beckers and Mark Biggs have:

(a)	discussed such Warranties with each of Julian Brand, Brian Flood and Jenny Powley in the presence of the Seller’s Solicitors (the Relevant Persons); and

(b)	noted their answers, identifying (where appropriate) any relevant disclosures to be made in the Disclosure Letter and/or documentation referred to in the Disclosure Letter,

and that the Relevant Persons have confirmed that (save as disclosed in the Disclosure Letter) they are not aware of any matter which would require further disclosure in the Disclosure Letter.

7.5	Each of the paragraphs in Schedule 3:

(a)	shall be construed as a separate and independent warranty; and

(b)	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 3 and the Buyer shall have a separate claim and right of action in respect of every breach of a Warranty.

7.6	The Warranties shall not in any respect be extinguished or affected by Completion.

7.7	Whilst the Seller acknowledges the obligation is on the Seller to make fair disclosures to qualify the Warranties and that this Agreement is the entire agreement between the parties, the Buyer confirms to the Seller that it is not actually aware of any matter which:

(a)	has not been specifically referred to in the Disclosure Letter; or

(b)	the Buyer would have expected the Seller to make a specific disclosure in respect of,

and which, in either case, would result in a Qualifying Claim (as defined in paragraph 3.1(a) of Schedule 5), a Hive Across Claim or a Merchant Spreadsheet Claim being made by the Buyer against the Seller. For the purposes of this clause 7.7, the Buyer is deemed to have knowledge of anything of which Ron Clarke, John Coughlin, Sean Bowen or Steve Greene are actually aware.

7.8	Save for the Tax Warranties, none of the Warranties shall extend to, or be construed as a warranty or representation relating to, Taxation, and the Buyer acknowledges and agrees that the Seller makes no other warranty or representation as to Taxation.

7.9	Save for the Warranties set out in paragraphs 11 and 13 of Part A of Schedule 3 none of the Warranties shall extend to, or be construed as a warranty or representation relating to, employment matters or pensions matters, and the Buyer acknowledges and agrees that the Seller makes no other warranty or representation as to employment matters or pensions matters.

7.10	Save for the Warranties set out in paragraphs 15 and 16 of Part A of Schedule 3 none of the Warranties shall extend to, or be construed as a warranty or representation relating to, information technology or intellectual property matters, and the Buyer acknowledges and agrees that the Seller makes no other warranty or representation as to information technology or intellectual property matters.

7.11	Without prejudice to the provisions of clause 17.2 and save in the case of any fraudulent act, fraudulent omission or fraudulent Pre-contractual Statement (as defined in clause 17.2) on the part of the Seller, it is acknowledged and agreed that the Seller is providing no warranties to the Buyer other than the Warranties, and that no warranties, representations or other comfort whatsoever have been provided to the Buyer in relation to (a) any information about the Business provided to the Buyer by or on behalf of the Seller in any information memorandum or other general marketing teaser; (b) the contents of the Data Room; (c) any questions answered by the Seller in response to questions raised by the Buyer or its advisers as part of the Buyer’s due diligence process; or (d) any management presentation or other formal or informal meetings, communication or correspondence between the Buyer, the Seller and any Related Undertaking of the Seller, all such information or answers in respect of any of the foregoing constituting Pre-contractual Statements.

7.12	The provisions of Schedule 5 apply, to the extent set out therein, to limit the liability of the Seller under this Agreement.

8	Buyer’s Warranties

8.1	Each of the Parent Sponsor and the Buyer warrants to the Seller that each of the Buyer’s Warranties is true and accurate as at Completion.

8.2	Each of the paragraphs in Schedule 4:

(a)	shall be construed as a separate and independent warranty; and

(b)	shall not be limited by reference to any other paragraph in Schedule 4 and the Seller shall have a separate claim and right of action in respect of every breach of a Buyer’s Warranty.

8.3 9 9.1	The Buyer’s Warranties shall not in any respect be extinguished or affected by Completion. Restrictive covenants and use of name For the purpose of this clause 9:

Allstar Cards means fuel payment cards of the type issued by the Company immediately prior to the Completion Date (excluding EMV Chip and Pin cards);

Arval Branding means the use of the name Arval and all registered marks (including the name Arval), as more particularly described in the IP Licence Agreements;

BNP Paribas Branding means trade marks, service marks, trade names, business names, logos, devices, formats, styles, internet domain names and any branding used by any BNPP Entity, in each case whether registered or unregistered, and including any applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world owned or used by any BNPP Entity (and includes, for the avoidance of doubt, the Arval Branding);

Partner Client has the meaning given to it in the Partnership and Co-operation Agreement;

Restricted Business means:

(a)	the fuel payment card service provided to fleet operators (being company cars and vans) in the United Kingdom;

(b)	multi-brand fuel card issuing, acquiring or processing solutions in the United Kingdom;

(c)	the collection and sale of fuel pump price information to third party data processors in the United Kingdom;

(d)	the use of a multi-brand EMV Chip and PIN fleet card in the United Kingdom,

in each case, as carried on by the Company as at the Completion Date or in the 12 months prior thereto;

Senior Employee means any person employed on 1 January 2010 or on any subsequent date thereafter up to (and including) the Completion Date in a managerial or senior position or in a sales position with significant client contact; and

United Kingdom means England, Wales, Scotland and Northern Ireland (but excludes, for the avoidance of doubt, the Republic of Ireland, the Isle of Man and the Channel Islands).

9.2	Subject to clauses 9.3 and 9.11, the Seller undertakes to the Buyer that it shall not, and it shall procure that its Related Undertakings shall not, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), for a period of 5 years from Completion:

(a)	induce, or endeavour to induce, any Senior Employee employed by the Company to leave his position, whether or not that person would commit a breach of his contract by so leaving (provided always that neither the Seller nor its Related Undertakings shall be in breach of this clause where any such Senior Employee responds to a public advertisement or any other general recruitment campaign);

(b)	compete with the Restricted Business in the United Kingdom (save as permitted under the terms of the Partnership and Co-operation Agreement);

(c)	purchase or otherwise have an ownership interest in any undertaking in the UK the activities of which include the Restricted Business (in whole or in part);

(d)	actively promote to its clients or customers the use of any single or restricted network fuel or fleet card in the United Kingdom (provided that this shall not restrict or otherwise limit the Seller’s and/or Arval UK’s right to provide management services to clients or customers that independently determine to use any such single or restricted network fuel or fleet card); and

(e)	for the purposes of competing with the Restricted Business, solicit the custom of, or deal or trade with, any person who at any time during the period of one year prior to Completion shall have been a customer or client of the Restricted Business (unless otherwise expressly permitted under the terms of the Partnership and Co-operation Agreement).

9.3	The restrictions in clause 9.2 shall not operate to prohibit any BNPP Entity from:

(a)	being interested in, or acquiring, any company, business or undertaking which has as a part of its business a business or businesses which are in competition with the Restricted Business provided that:

(i)	such competitive business or businesses are carried on in materially the same manner (“business as usual”) as they were carried on prior to the relevant BNPP Entity becoming so interested or making such acquisition (the Start Date); and

(ii)	the clients of such competitive business or businesses are limited to the existing clients as at the Start Date and to Partner Clients;

(b)	carrying on, being interested in or otherwise engaged in any Permitted Activity (whether directly or indirectly and whether alone or jointly with any other person or as adviser, agent or manager of any other person), and for these purposes Permitted Activity includes:

(i)	other than in relation to the Restricted Business, any activity or service carried on by any BNPP Entity as at the date of this Agreement or within the 12 months prior to the date of this Agreement;

(ii)	where the customer of such service is situated outside the United Kingdom, any activity or service carried on by any BNPP Entity for that customer;

(iii)	any issuing or acquiring of payment or credit cards not designed to be used by the operators of corporate motor fleets; and

(iv)	the owning and operating of a company, business or undertaking in accordance with clause 9.3(a).

9.4	The Buyer undertakes to the Seller and its Related Undertakings that it shall not, and it shall procure that no Buyer Undertaking shall, without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), for a period of 5 years from Completion:

(a)	induce, or endeavour to induce, any Senior Employee employed by the Seller or its Related Undertakings to leave his position, whether or not that person would commit a breach of his contract by so leaving; or

(b)	subject always to clause 9.11, and in relation to the Partner Services (as defined in the Partnership and Co-operation Agreement), solicit the custom of, or deal or trade with, any person who is a Partner Client or has been a Partner Client within the previous 12 months (for the avoidance of doubt, such period of 12 months to run up to the date of any alleged breach of this clause 9.4).

9.5	Subject to clause 9.7 the Buyer undertakes to procure that neither it nor any other Buyer Undertaking shall at any time after Completion:

(a)	save with the prior written consent of the Seller, represent itself or hold itself out as being in any way connected with any BNPP Entity; or

(b)	use or display in any manner whatsoever the BNP Paribas Branding or any similar mark, name, design or logo wherever the same are used.

9.6	Subject to clause 9.8, the Buyer shall, and shall procure that the Company shall as soon as reasonably practicable and in any event:

(a)	within 30 Business Days of the Completion Date in respect of its website;

(b)	within 90 Business Days of the Completion Date in respect of signage;

(c)	within 120 Business Days of the Completion Date in respect of marketing materials and stationery (including letterheads and business cards) subject to compliance with all legal and regulatory requirements; and

(d)	within 120 Business Days of the Completion Date in respect of any other matters,

cease to use or display in any manner whatsoever the BNP Paribas Branding or any similar mark, name, design or logo wherever the same are used.

9.7	It is acknowledged that the Company shall be entitled pursuant to, and in accordance with, the IP Licence Agreements to use the Arval Branding and the BNP Paribas Branding for the Allstar Cards until the earlier of:

(a)	the date of cessation of use of the Allstar Cards including as a result of the migration to EMV Chip and Pin cards;

(b)	the expiry of all Allstar Cards issued with a start date up to 30 June 2012; and

(c)	the date falling four (4) years after 30 June 2012.

9.8	For the avoidance of doubt, the restrictions in clauses 9.5 and 9.6 shall not operate to prohibit the Company from using the Arval Branding or the BNP Paribas Branding in accordance with the terms of the IP Licence Agreements.

9.9	The Seller and the Buyer agree that:

(a)	the restrictive covenants in clause 9.2 are reasonable and necessary for the protection of the value of the Sale Shares and the Business and that having regard to that fact those covenants do not work harshly on the Seller; and

(b)	the restrictive covenants in clauses 9.4, 9.5 and 9.6 are reasonable and necessary for the protection of the value of the Retained Business and that having regard to that fact those covenants do not work harshly on the Buyer or on any other Buyer Undertaking.

9.10	While the restrictions in this clause 9 are considered by the parties to be reasonable in all the circumstances (having regard in particular to the terms of the Partnership and Co-operation Agreement), it is agreed that if any of those restrictions, by themselves or taken together (and whether taken together with those in the Partnership and Co-operation Agreement or otherwise), are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Buyer but would be adjudged reasonable if part or parts of their wording were deleted or amended or qualified, or if the periods referred to were reduced or the range of services or area dealt with were reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

9.11	Neither the Seller nor the Buyer shall be in breach of this clause 9 if that party (or any Related Undertaking of that party) takes any action which is expressly permitted to be taken by that party (or any Related Undertaking of that party) under the terms of the Partnership and Co-operation Agreement.

10	Pensions and employment

General pensions

10.1	On the transfer of the employment of any of the Transferring Employees who are active members of the Defined Benefit Scheme to the Company, the Seller shall procure that those Transferring Employees shall cease to be active members of the Defined Benefit Scheme and shall become deferred members of that scheme in accordance with its governing provisions. Without prejudice to the foregoing, the Seller agrees with the Buyer and the Company that no later than 3 months after Completion it will notify the trustees of the DB Scheme and the administrators of the DB Scheme that those Transferring Employees who were active members of the DB Scheme before Completion ceased to be active members of the DB Scheme on or before Completion.

10.2	On Completion any of the Transferring Employees who are active members of the Defined Contribution Scheme shall cease to be active members of the Defined Contribution Scheme and shall become deferred members of that scheme in accordance with its governing provisions.

10.3	The Buyer shall (and shall procure that the Company shall) make such pension provisions in respect of the Employees which, as a minimum, comply with its obligations under sections 257 and 258 Pensions Act 2004 and the regulations under those sections, namely the Transfer of Employment (Pension Protection) Regulations 2005.

Pensions indemnity

10.4	In the event that a liability under section 75 or section 75A of the Pensions Act 1995 should arise in respect of the Company in relation to the Defined Benefit Scheme, the Seller shall, provided the Company and the Buyer have complied with their obligations under clause 10.6, and subject to clause 10.7:

(a)	either:

(i)	agree with the trustees of the Defined Benefit Scheme to an apportionment of the Company’s liabilities (save for any nominal amount not exceeding £1 and any cessation expenses) in relation to the Defined Benefit Scheme under section 75 or section 75A of the Pensions Act 1995 or to another method of expunging the Company’s liability approved for this purpose by The Occupational Pensions (Employer Debt) Regulations 2005; or

(ii)	if the trustees of the Defined Benefit Scheme do not agree to such an apportionment (or to another method of expunging the Company’s liability) and require any such liability to be paid by the Company, the Seller shall, subject to clause 10.5, pay to the Buyer (as an adjustment to the consideration paid for the Sale Shares) an amount equal to any liability which the Company has under sections 75 or 75A of the Pensions Act 1995 as a debt due to the Defined Benefit Scheme; and

(b)	the Seller shall, subject to clause 10.5, pay to the Buyer (as an adjustment to the consideration paid for the Sale Shares) an amount equal to:

(i)	any cessation expenses properly required from the Company by the trustees of the Defined Benefit Scheme; and

(ii)	all and any costs and expenses incurred by the Buyer or the Company pursuant to its obligations under clause 10.6 or under paragraphs 5.3 or 5.7 of Schedule 5 (Provisions for the protection of the Seller).

10.5	At the Seller’s discretion, rather than making payment to the Buyer pursuant to clause 10.4(a) or 10.4(b)(i) the Seller shall have the option of paying such monies to the Defined Benefit Scheme, in which case the Seller’s liability to make such payment under clause 10.4(a) or 10.4(b)(i) shall be extinguished.

10.6	The Buyer shall comply (and shall procure that each Buyer Undertaking complies) with the following:

(a)	neither the Company, the Buyer, nor any other Buyer Undertaking will pay or admit any costs associated with a liability described in clause 10.4 without the prior written consent of the Seller;

(b)	the Company and the Buyer shall give to the Seller full conduct of any correspondence or communications or agreement with the trustees of the Defined Benefit Scheme and the Pensions Regulator;

(c)	to the extent that a dispute arises between the trustees of the Defined Benefit Scheme and the Seller and/or the Buyer and/or the Company as to the amount or existence of any such liability, the Company and the Buyer shall give to the Seller full legal and actuarial conduct of any correspondence or communication with the trustees of the Defined Benefit Scheme in connection with the amount of the liability or any other claim from the trustees and full conduct of proceedings should matters proceed to mediation, arbitration, a dispute in the High Court, a claim to the Pensions Ombudsman, an application to the Pensions Regulator or otherwise; and

(d)	the Company shall execute any documentation which may be necessary to give effect to an apportionment or to another method of expunging the Company’s liability approved for this purpose by The Occupational Pension Schemes (Employer Debt) Regulations 2005.

10.7	The aggregate amount of any payments to be made by the Seller under clause 10.4 shall be reduced by:

(a)	an amount equal to the standard percentage rate of corporation tax (not being the small companies rate); and

(b)	any part of the liability which is attributable to delay caused by any Buyer Undertaking.

10.8	It is further acknowledged and agreed that the provisions of paragraphs 5.1 to 5.8 of Schedule 5 (Provisions for the protection of the Seller) shall apply to any claim under or in connection with a liability described in clause 10.4, save to the extent that they conflict with or otherwise restrict the rights of the Seller under clause 10.6.

Employment indemnity

10.9	Without prejudice to paragraph 5.9 of Schedule 5, the Seller shall pay to the Buyer (as an adjustment to the consideration paid for the Sale Shares) an amount equal to all Employment Losses where it is finally determined that there has been a breach of a Transferring Employee’s contract of employment as a result of:

(a)	in relation to the Defined Benefit Scheme and subject to clause 10.11, the purported use of Regulation 10 of the Transfer Regulations to implement a reduction in that Transferring Employee’s previously enjoyed rights under the Defined Benefit Scheme and the Company no longer being a participating employer in the Defined Benefit Scheme; and

(b)	in relation to all other matters, any purported use of the Transfer Regulations to transfer that Transferring Employee’s employment from the Seller to the Company.

10.10	For the purposes of clause 10.9:

Employment Losses means:

(a)	any liability, loss or damage incurred by the Buyer or the Company pursuant to any order, decree, award or decision made by a court of competent jurisdiction against the Buyer or the Company; and

(b)	all and any costs and expenses incurred by the Buyer or the Company pursuant to paragraphs 5.3 or 5.7 of Schedule 5 (Provisions for the protection of the Seller),

in each case on an after-tax basis, but shall exclude any liability, loss, damage, costs or expenses arising by virtue of any act or omission of any Buyer Undertaking on or after Completion; and

finally determined means the determination of the merits of the matter (and not an interlocutory determination) by a court of competent jurisdiction where, if applicable, any period for appeal has expired without an appeal being made.

10.11	The provisions of clause 10.9 shall cease to have effect if the Buyer fails to procure that the Transferring Employees who previously enjoyed pensions rights under the Defined Benefit Scheme are offered defined contribution pension benefits on the same basis as other Transferring Employees.

11	Post-Completion matters

Access to books and records

11.1	Each of the Buyer and the Seller undertakes to the other party to preserve the Books and Records for a period of six years after the transaction or transactions to which such records relate or two years after Completion (whichever expires the later) and to ensure that at all times during such period the Books and Records are stored in a safe and proper manner and kept complete and up-to-date.

11.2	In the event that the Seller or the Buyer (a requesting party) requires access to the Books and Records of the other party for a Buyer Permitted Purpose or a Seller Permitted Purposes (as the case may be), then for a period of six years from Completion the other party shall procure that at all reasonable times during usual business hours the Books and Records shall be:

(a)	accessible to the requesting party and its appointed representatives via a website link or other electronic access link (but only to the extent that such Books and Records are held or stored in computerised or electronic form); and

(b)	open to physical inspection to the requesting party and its authorised representatives on the requesting party giving not less than 48 hours’ prior written notice to the other party,

and the requesting party and its authorised representatives shall be entitled, at the requesting party’s cost, to take such copies (electronic or otherwise) of the Books and Records as the requesting party may reasonably require.

11.3	If requested to do so in writing by another party, the requesting party shall (and shall procure that its authorised representatives shall) undertake to that party not to disclose any confidential information of that party or the Company which may be obtained from any such inspection of the Books and Records.

11.4	For the purposes of this clause 11:

Books and Records means all books, files, copies of contracts, registers, documents, literature, correspondence, papers and records relating to the Company or the Business (including such business when carried out by the Seller prior to the Hive Across), whether such items are original documents, recorded in computerised form or otherwise;

Buyer Permitted Purpose means compliance with tax, accounting, regulatory or legal requirements relating to the Buyer or the Company; and

Seller Permitted Purpose means compliance with tax, accounting, regulatory or legal requirements relating to the Seller or any BNPP Entity (including for the purposes of enabling the Seller to prepare the draft Completion Accounts and the draft statements of the Completion Accounts Amounts and to otherwise comply with its obligations under Schedule 7).

Dealings with the Sale Shares while the Seller remains registered holder

11.5	The Seller hereby declares that for so long as it remains the registered holder of any of the Sale Shares after Completion it will:

(a)	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them after Completion in trust for the Buyer and its successors in title; and

(b)	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in this clause 11.5 as the Buyer or any such successor may reasonably direct.

Further undertakings

11.6	If the Company owns after Completion any IPR or rights in Business Information which relates exclusively to the Retained Business, the Buyer shall procure that such IPR and/or rights in Business Information are transferred to the Seller or a company nominated by the Seller for nominal consideration as soon as practicable after becoming aware of the ownership of such rights, the reasonable costs of which shall be borne by the Seller.

11.7	If the Seller and/or its Related Undertakings own after Completion any IPR or rights in Business Information which relates exclusively to the Business, the Seller shall procure that such IPR and/or rights in Business Information are transferred to the Company or a company nominated by the Buyer for nominal consideration as soon as practicable after becoming aware of the ownership of such rights, the reasonable costs of which shall be borne by the Seller.

11.8	In the event that beneficial ownership of any asset subject to the terms of the Business Sale Agreement (including, where relevant, the IPR listed in Schedule 9) has transferred from a BNPP Entity to the Company but legal title in respect thereof has remained with the relevant BNPP Entity, the Seller (at its own cost) shall, and shall procure that each relevant BNPP Entity shall, execute and deliver to the Buyer such documents and take (in good faith) such other action as would be required for legal title to that asset to be transferred from the relevant BNPP Entity to the Company.

11.9	The Buyer shall pay to the Seller and Arval UK an amount equal to any Actions and Losses suffered or incurred by the Seller or Arval UK (as the case may be) pursuant to or as a result of any guarantee, indemnity, suretyship or other financial assurance given by the Seller and/or Arval UK (as referred to in the Disclosure Letter).

Wrong pockets

11.10	To the extent that any payment is made to the Seller after Completion in respect of the performance by the Company of any contract with a customer or generally in relation to the carrying on of the Business by the Company after Completion, the Seller will receive the same as trustee for the Company and will account to the Company for the same as soon as reasonably practicable and in any event within five Business Days following such receipt.

12	Continuing effect of this Agreement

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any party’s rights in relation to this Agreement.

13	Announcements or circulars

13.1	Subject to clause 13.2 no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by either party (or any Related Undertaking of that party) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

13.2	Clause 13.1 does not apply to any Announcement if, and to the extent that:

(a)	it is a joint announcement agreed in writing between the Seller and the Buyer;

(b)	it is required to be made under the terms of this Agreement;

(c)	it is required to be made by law or by the rules of any stock exchange or any Governmental or Regulatory Body or court of competent jurisdiction to which the party making the Announcement is subject, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party, after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question; or

(d)	it is an internal announcement within any BNPP Entity or BNPP Entities.

14	Confidential information

14.1	Subject to clause 14.2, each party agrees with the other that it shall:

(a)	keep confidential any information regarding the other party (or any Related Undertaking of that party) which is not in the public domain (including the contents of the CD Rom in relation to the Data Room);

(b)	keep confidential the terms of this Agreement and each Transaction Document, and the negotiations leading up to this Agreement; and

(c)	not use for its own business purposes or disclose to any third party any such information as is referred to in clauses (a) or (b) without the prior written consent of the other party.

14.2	Clause 14.1 shall not apply to:

(a)	the disclosure of information to the extent required to be disclosed by law;

(b)	the disclosure of information by the Seller to any other BNPP Entity (the Seller shall notify such BNPP Entity of the confidentiality obligations in clause 14.1 and the Seller shall be liable for any breach of clause 14.1 by such BNPP Entity);

(c)	the disclosure of information to the extent required by any regulatory or governmental body or any Taxation Authority to which that party (or any BNPP Entity) is subject;

(d)	information disclosed specifically in connection with any legal proceedings brought by any of the parties hereto (or any BNPP Entity) against any other party where the disclosure of the said information is relevant;

(e)	information which is or becomes within the public domain (otherwise than as a result of a breach of this clause 14);

(f)	any Announcement issued in accordance with clause 13; or

(g)	any disclosure to the professional advisers, auditors or bankers of either party (or any BNPP Entity) where such advisers would need to know the same in order to carry out their duties or functions.

15	Releases and waivers

15.1	No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of any party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy.

15.2	The liability of any party under this Agreement may, in whole or in part, be released, compounded or compromised and if another party shall give time or indulgence to the person under such liability, this will in no way prejudice or affect that party’s rights against any other person under the same or similar liability.

16	Interest and gross up

16.1	If any party becomes liable to pay any sum pursuant to this Agreement, whether a liquidated sum or by way of damages or otherwise, liability to pay interest on such sum at the annual rate of 5 per cent. above the base rate for the time being of the Bank of England will accrue daily and be compounded monthly from (and including) the date that such payment becomes due and payable to the date of actual payment.

16.2	If any amount payable by the Parent Sponsor, the Seller or by the Buyer in respect of any claim under or in connection with this Agreement is, or but for any relief, loss, allowance, credit or other relief of a similar nature would be, subject to Taxation (whether by way of deduction, withholding, direct assessment or otherwise), or if any part of the repayment of the Hive Across Debt by the Company under clause 3.2 is subject to any withholding or deduction for or on account of Taxation, the amount payable shall be increased to such amount as shall, after such Taxation, leave an amount equal to the payment which would have been due if it had not been subject to Taxation.

17	Entire agreement

17.1	Each party acknowledges and agrees that:

(a)	the Transaction Documents supersede any prior discussions, understandings and agreements between the parties concerning their subject matter and constitute the whole and only agreement and understanding between the parties in connection with the sale and purchase of the Sale Shares and the other matters described in them;

(b)	it has not entered into the Transaction Documents or any of them in reliance on any Pre-contractual Statement which is not expressly set out in such documents (or any of them) and, to the extent that any Pre-contractual Statement was made or given and is not expressly set out in such documents (or any of them), it irrevocably and unconditionally waives any claims, rights or remedies which it may otherwise have in relation thereto;

(c)	it has no right of action or other remedy whatsoever against any other party arising out of or in connection with any Pre-contractual Statement not expressly set out in the Transaction Documents (or any of them); and

(d)	for the avoidance of doubt, the only rights and remedies available to any party in connection with this Agreement, save for equitable relief, are damages for breach of contract and no party has any right to rescind this Agreement for negligent or innocent misrepresentation or otherwise, provided always that this clause 17.1 shall not exclude or limit any liability or any right which any party may have as a result of any fraudulent act, fraudulent omission or fraudulent Pre-contractual Statement.

17.2	For the purposes of this clause 17.1, Pre-contractual Statement means any agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever (whether or not in writing, whether express or implied and whether or not in draft form) made or given by any person at any time prior to the execution of this Agreement in connection with the sale and purchase of the Sale Shares or the other matters described in the Transaction Documents.

18	Alterations

No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each of the parties hereto.

19	Severability and set-off

19.1	Each provision of this Agreement is severable and distinct from the others. The parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired, provided that the operation of this clause 19.1 would not negate the commercial intent and purpose of the parties under this Agreement.

19.2	If any provision of this Agreement is illegal or unenforceable as a result of any time period being stated to endure for a period in excess of that permitted by a regulatory authority, that provision shall take effect with a time period that is acceptable to the relevant regulatory authority subject to it not negating the commercial intent of the parties under this Agreement.

19.3	A party shall not be entitled to set off any sum due from it to the other party against any sum due from the other party to it under or in relation to this Agreement.

20	Counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

21	Payment of costs

21.1	Each party shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all other Transaction Documents.

21.2	Save as provided in clause 21.3, the Buyer shall be responsible for the cost of all stamp duty, stamp duty reserve tax, stamp duty land tax and any other similar duty or levy or Taxation which may arise in any jurisdiction from the execution and performance by it of this Agreement and the Transaction Documents and/or the transfer of the Sale Shares to the Buyer.

21.3	The Seller shall be responsible for the cost of the stamp duty land tax payable by the Company in respect of the underlease of the Property entered into between the Company and the Landlord.

22	Successors and assigns

22.1	This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

22.2	Save as provided in clause 22.3 none of the parties shall, and none of the parties shall purport to, assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement without the prior written consent of the other.

22.3	The benefit of this Agreement (including the Warranties and the Buyer’s Warranties) shall be freely assignable by the Buyer or the Seller to any Related Undertaking of that party provided that if such assignee shall cease to be a Related Undertaking of that party the benefit shall be re-assigned to the assignor or any other Related Undertaking of that party prior to such cessation and, until such re-assignment becomes effective, such rights shall cease to be enforceable. Without prejudice to the foregoing, the Buyer may assign its rights under this Agreement to any bank or financial institution by way of security in accordance with the Buyer’s financing arrangements (provided always that such rights shall be re-assigned to the Buyer in the event that such person ceases to provide finance to the Buyer).

22.4	If there is an assignment pursuant to clause 22.3:

(a)	all references in this Agreement to the Seller or the Buyer shall be deemed to include its permitted assigns;

(b)	neither the Buyer’s nor the Seller’s liability under this Agreement shall be any greater than it would otherwise have been had no such assignment taken place;

(c)	the Buyer or the Seller may discharge its obligations under this Agreement to the assignor until it has received written notice of the assignment; and

(d)	the assignee may enforce the benefit of this Agreement as if it were a party to it, but the Buyer or the Seller shall remain liable for its obligations under this Agreement.

23	Contracts (Rights of Third Parties) Act 1999

23.1	Save as provided in clause 23.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

23.2	The parties agree that certain provisions of this Agreement confer a benefit on BNPP Entities (other than the Seller) and Related Undertakings of the Buyer and that such provisions are intended to benefit, and be enforceable by, such persons in their own right under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, under no circumstances shall any consent be required from any such person for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation effects or extinguishes any such benefit or right.

24	Notices

24.1	A notice or other communication given under or in connection with this Agreement (Notice) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the Notified Address.

24.2	The Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such Permitted Method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address:

Permitted Method	Date on which Notice deemed given
Personal delivery or courier	When left at the Notified Address

Fax transmission	On confirmed completion of transmission

24.3	The Notified Address of each of the parties is as set out below:

Party	Address	Fax number	Marked for the attention of:

Buyer	FleetCor Europe Limited 64-65 Vincent Square London SW1P 2NU	+44 (20) 7233 8471	Andrew R. Blazye

Parent Sponsor	655 Engineering Drive Suite 300 Norcross GA 30092	+1 (770) 449-3471	Legal Department

Seller	As set out at the beginning of this Agreement	01793 886056	The Company Secretary

or such other Notified Address as any of the parties may, by written notice to the other parties, substitute for their Notified Address set out above.

25	Applicable law and submission to jurisdiction

25.1	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

25.2	Subject to clause 26, the parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

25.3	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)	determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England and Wales or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings); or

(b)	grant interim remedies, or other provisional or protective relief.

25.4	The parties submit to the exclusive jurisdiction of such courts and accordingly any Proceedings may be brought against the parties or any of them or any of their respective assets in such courts.

26	Dispute resolution process

26.1	Each of the parties acknowledges and agrees that, before it makes any claim against the other under this Agreement (including the service of any notice on the Seller pursuant to paragraph 1.1(c) of Schedule 5), it shall comply with the provisions of this clause 26.

26.2	The party with the claim (the Claimant) shall prepare and circulate to the other relevant party or parties (the Respondent) a memorandum or other form of statement providing full details of the matter in respect of which a claim may be made by the Claimant, such memorandum or statement to include (to the extent practical and relevant) a best estimate of the amount to be claimed and/or the remedial actions reasonably required (the Potential Dispute).

26.3	Upon receipt by the Respondent of such memorandum or statement, each of the parties shall ensure that their respective senior representatives shall meet regularly during the Resolution Period to discuss the Potential Dispute. Each of the parties shall act in good faith and each use reasonable efforts to resolve or otherwise agree to settle the Potential Dispute during the Resolution Period.

26.4	If after the reasonable efforts of the parties the Potential Dispute is not resolved between them or otherwise agreed in writing to be settled by them, then the Claimant may at the end of the Resolution Period serve notice on the Respondent (or otherwise bring proceedings against the Respondent) in the normal way.

26.5	For the purposes of this clause 26, Resolution Period shall mean the date from (and including) the date of receipt of the memorandum or statement referred to in clause 26.2 to (and including) the date which is 30 Business Days after the date of such receipt.

27	Agent for service

27.1	The Parent Sponsor irrevocably appoints the Buyer to be its agent for the receipt of service documents. It agrees that any service document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

27.2	If the Buyer at any time ceases for any reason to act as such agent, the Parent Sponsor shall immediately appoint a replacement agent having an address for service in England or Wales and shall notify the Seller forthwith of the name and addressed of the replacement agent.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first mentioned.

Schedule 1
Details in relation to the Company
Part A
Details of the Company

Name of company:	Allstar Business Solutions Limited

Date of incorporation:	22 July 1991

Registered no:	02631112

Registered office:	P.O. Box 1463, Windmill Hill, Whitehill Way, Swindon SN5 6PS

Issued share capital:	30,300,000 ordinary shares of £1 each
Directors:	Anthony Mark Biggs Bart Beckers Julian Brand Robert Pieczka Philippe Noubel

Secretary:	Julian Brand

Shareholder:	Arval UK Group Limited

Auditors:	Mazars LLP, 45 Church Street, Birmingham B3 2RT

Accounting reference date:	31 December

Part B
New Secretary of the Company

Name	Address
Vaclav Rehor	64-65 Vincent Square London SW1P 2NU

Part C
New Directors of the Company

Name	Address
Andrew R. Blazye	64-65 Vincent Square London SW1P 2NU

Eric R. Dey	655 Engineering Drive Suite 300 Norcross Georgia 30092 USA

Steven J. Pisciotta	1001 Service Road East Highway 190 Suite 200 Covington LA 70433 USA

Vaclav Rehor	64-65 Vincent Square London SW1P 2NU

Schedule 2
Completion obligations

1	Documents to be delivered to the Buyer

In respect of the sale of the Sale Shares, the Seller shall deliver to the Buyer:

(a)	a stock transfer form in respect of the Sale Shares, duly executed and completed in favour of the Buyer (or as it may direct or have directed), together with the relevant share certificates;

(b)	all the statutory and minute books and the common seal (if any) of the Company; and

(c)	a written resignation letter in the agreed form from each of:

(i)	Anthony Mark Biggs, Bart Beckers, Julian Brand, Robert Pieczka and Philippe Noubel (as directors of the Company); and

(ii)	Julian Brand (as the company secretary of the Company); and

(d)	the following documents duly signed on behalf of the Seller or any relevant Related Undertaking of the Seller:

(i)	the Transitional Services Agreements;

(ii) (iii) (iv)	the Taxation Deed; the Disclosure Letter; the IP Licence Agreements;

(v)	the Partnership and Co-operation Agreement;

(vi) (vii) (viii)	the underlying agreement re the PHH Working Capital; the Property Lease; the Visa Sponsorship Agreement; and

(ix)	a deed signed by Arval UK acknowledging the repayment by the Company of the Hive Across Debt.

2	Seller’s obligations

The Seller shall:

(a)	cause the transfer mentioned in paragraph 1 to be resolved to be registered (subject only to it being duly stamped) at a board meeting, notwithstanding any provision to the contrary in the articles of association of the Company;

(b)	cause the person named in Part B of Schedule 1 to be validly appointed as company secretary of the Company and the persons named in Part C of Schedule 1 to be validly appointed as additional directors of the Company;

(c)	on such appointments being made, cause Anthony Mark Biggs, Bart Beckers, Julian Brand, Robert Pieczka and Philippe Noubel to cease to be directors of the Company and cause the existing company secretary of the Company to cease to be the company secretary of the Company; and

(d)	deliver to the Buyer’s Solicitors a copy of the minutes of a meeting of the directors of the Seller authorising the Seller to perform its obligations in relation to Completion.

3	Buyer’s obligations

The Buyer shall:

(a)	pay an amount equal to:

(i)	£51,834,065; minus

(ii)	£1,000,000 (being the agreed amount of net profit after tax for the period between Completion and 31 December 2011),

in cash to the Seller by way of electronic funds transfer for same day value into the Seller’s Nominated Account;

(b)	deliver to the Seller’s Solicitors a copy of the minutes of a meeting of the directors of the Buyer authorising the Buyer to perform its obligations in relation to Completion;

(c)	deliver to the Seller’s Solicitors a copy of the minutes of a meeting of the directors of the Parent Sponsor authorising the Parent Sponsor to perform its obligations in relation to Completion;

(d)	deliver to the Seller the following documents duly signed on behalf of the Buyer or any relevant Buyer Undertaking:

(i)	the Transitional Services Agreements;

(ii) (iii) (iv)	the Taxation Deed; the Disclosure Letter; the IP Licence Agreements; and

(v)	the Visa Sponsorship Agreement.

(e)	procure the repayment by the Company of the Hive Across Debt, which shall be repaid in accordance with the intra-group loan agreement dated 1 September 2011 (as amended).

Schedule 3
Warranties
Part A

1	Definitions

In this Part A of Schedule 3, the following words shall have the following meaning:

Accounting Standards means the Financial Reporting Standards and Statements of Standard Accounting Practice issued and/or adopted by the Accounting Standards Board and Abstracts issued by the Urgent Issues Task Force of the Accounting Standards Board;

Card Project means the project to develop infrastructure, technological capability and commercial arrangements to enable the Company to migrate its customers from magnetic strip technology cards to EMV compliant Chip and Pin cards;

FA 2004 means the Finance Act 2004;

HMRC means HM Revenue and Customs, Savings, Pensions and Share Schemes Division;

Guarantee means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set off;

IT Systems means the Licensed IPR, the Material Software and the hardware specified in Part 4 of Schedule 9;

Information Commissioner means the United Kingdom Information Commissioner’s Office;

IPR means patents, trade marks, trade names, service marks, domain names, design rights, copyright (including rights in computer software), rights in databases and know how, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

IPR Agreement means any written licence of Licensed IPR granted to the Seller;

Licensed IPR means the IPR set out in Part 2 of Schedule 9 which is owned by a third party and used by the Company under licence (excluding any commercially available “off-the-shelf” software);

Material Contracts means:

(a)	the agreements with the top 50 customers of the Business by turnover based on amounts billed to clients during the period from (and including) 1 March 2010 to 29 February 2011 made available in Section 3.9.1 of the Data Room;

(b)	the card acceptance agreements with all major network suppliers to the Business (including oil companies, supermarkets and other merchants/retailers) made available in Section 3.10.1 of the Data Room;

(c)	the framework agreement made available in Section 3.16.1 of the Data Room;

(d)	the agreement made available in Sections 2.6.6.1.11 to 2.6.6.1.14 of the Data Room (the Development Agreement);

(e)	the deed of novation transferring the rights and obligations of Arval UK under the Development Agreement to the Company made available in Section 2.6.6.1.15 of the Data Room; and

(f)	the agreement for the provision of issuer and acquirer processing services in Section 2.6.6.1.10 of the Data Room (the Services Agreement).

2 2.1
Material Software means the software owned by the Company and specified in Part 3 of Schedule 9.
The Sale Shares
The Sale Shares are fully paid and constitute the entire issued and allotted share capital of the Company.

2.2	There is no agreement or commitment to give or create any Encumbrance on or over the Sale Shares and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

3	Constitution and structure of the Company
3.1 3.2	The information set out in Schedule 1 is complete and accurate. The Company has no subsidiaries.

3.3	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the Company under any option or other agreement or otherwise howsoever.

3.4	The Company has not acquired or agreed to acquire an interest in any body corporate, partnership, joint venture or unincorporated association and the Company has not established or agreed to establish any branch or place of business outside the United Kingdom.

3.5	Copies of the Articles of Association of the Company are attached to the Disclosure Letter.

4	Powers and obligations of the Seller

4.1	The Seller has the right, power and authority to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement.

4.2	This Agreement constitutes, and the Taxation Deed and the other documents to be executed by the Seller which are to be delivered at Completion in accordance with Schedule 2 will, when executed, constitute legal and valid obligations of the Seller.

4.3	The execution and delivery of, and the performance of obligations under and compliance with the provisions of, this Agreement and the Taxation Deed by the Seller will not result in:

(a)	a violation of any provision of the Articles of Association of the Seller; or

(b)	a breach of or a default under any instrument to which the Seller is a party.

4.4	No consent, authorisation, licence or approval of or notice to the Seller’s shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity or admissibility in evidence of this Agreement or the Taxation Deed or the performance by the Seller of its obligations under this Agreement or the Taxation Deed.

5	Compliance with legal requirements

5.1	All registers and minute books required by law to be kept by the Company have been properly written up and contain a record of the matters which should, by law, be recorded in them, and the Company has not received any application or request for rectification of its statutory registers or any other notice or allegation that any of them is incorrect.

5.2	The Company has obtained the following permits, permissions, consents and approvals which are material for the purposes of carrying on the Business in the manner in which the Business is now carried on (the Material Permits):

(a)	approval under the Payment Services Regulations 2009 (PSRs) to carry out payment service activities as an Authorised Payment Institution (limited to testing activities only) under registration no. 404426;

(b)	associate membership of Visa Europe Limited (a company incorporated and registered in England and Wales with registered no. 5139966) (Visa Europe) with business ID 10068369; and

(c)	registration as a Data Controller in accordance with the Data Protection Act 1998 (DPA) under registration number Z6545486,

and the Company is in compliance with the Material Permits in all respects.

5.3	So far as the Seller is aware, there are no circumstances which indicate that any such Material Permits will be revoked or not renewed.

5.4	So far as the Seller is aware, there are no other licences, permits or approvals required to operate the Business which are essential or otherwise required for the operation of the Company.

5.5	The Business is being conducted and has at all times been conducted in all material respects in accordance with all applicable laws and legally binding regulations of the United Kingdom.

5.6	Neither the Company nor Arval UK has received written notification that any investigation or enquiry in respect of its conduct of the Business is being or has been conducted by any government or regulatory body and, so far as the Seller is aware, there are no circumstances which currently exist that are likely to give rise to any such investigation or enquiry.

5.7	The Business is being conducted and has at all times been conducted in all respects in accordance with the Material Permits.

6	Accounts

6.1	The Audited Accounts:

(a)	have been properly prepared in accordance with the CA 2006 and all Accounting Standards in force as at 31 December 2010 as applicable to a company incorporated in the United Kingdom; and

(b)	give a true and fair view of the state of affairs of the Company as at the 31 December 2010 and its profit or loss for the financial year ended on that date.

6.2	The 2010 Accounts have been prepared in accordance with the same accounting policies and principles as those adopted by the Company in preparing the Audited Accounts.

6.3	The 2010 Accounts have been prepared on a prudent basis to reflect in all material respects the net assets of the Company as at 31 December 2010 (it being acknowledged by the Buyer that the 2010 Accounts have not been prepared on a statutory basis and are not audited).

6.4	The 2011 Accounts have been prepared in accordance with the same accounting policies and principles as those adopted by the Company in preparing the Audited Accounts.

6.5	The 2011 Accounts have been prepared on a prudent basis to reflect in all material respects the net assets of the Company as at 30 September 2011 (it being acknowledged by the Buyer that the 2011 Accounts have not been prepared on a statutory basis and are not audited).

6.6	The accounting records of the Company are in its possession and are in all material respects up-to-date and have in all material respects been properly written up on a consistent basis and contain the information required by law to be entered in them.

7	Events since 30 September 2011

7.1	Since 30 September 2011, the Company has not:

(a)	resolved to change its name or to alter its articles of association;

(b)	allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities;

(c)	declared, paid or made any dividend or other distribution;

(d)	repaid, redenominated, redeemed or purchased any of its share capital or loan capital or agreed to do so;

(e)	reduced its share capital;

(f)	resolved to be voluntarily wound up;

(g)	appointed new auditors;

(h)	made any change in its accounting reference period;

(i)	(save as disclosed in the 2011 Accounts) paid or agreed to pay any service, management or similar charges to the Seller or any of its Related Undertakings;

(j)	made any change in its accounting policies or practices (other than in accordance with Schedule 7);

(k)	increased the emoluments payable or to become payable to any employees or paid any bonuses or commissions other than in the ordinary course of business;

(l)	terminated the employment of any employee or the services of any consultant;

(m)	sold or transferred any material asset or property of the Company except in the ordinary course of business;

(n)	discharged or cancelled whether in part or in whole any material indebtedness owed by the Company;

(o)	modified the rights attached to any of the Sale Shares;

(p)	otherwise than in the ordinary course of business:

(i)	acquired or disposed of any asset having a value in excess of £100,000 or any assets having an aggregate value in excess of £500,000 and in either case not entered into any commitment to do so; or

(ii)	made any material change (including any change by the incorporation, acquisition or disposal of a subsidiary or a business) in the nature, extent or terms of its business taken as a whole;

(q)	entered into any borrowing, factoring or other financing or any lending commitments (other than use of overdraft facilities agreed before the date of this Agreement) being in each case commitments which are outside the ordinary course of its business;

(r)	entered into any material transaction with or for the benefit of any of its directors:

(i)	except in the usual course of its business; or

(ii)	on terms which are in no respect less favourable to it than normal arms’ length terms;

(s)	made any admission of liability in writing, or any agreement, settlement or compromise of any claims, disputes or litigation with any person, body or authority where the amount in dispute is in excess of £100,000;

(t)	engaged any employee, consultant, director or officer with an annual salary in excess of £100,000 per annum; or

(u)	otherwise than in the ordinary course of business, entered into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms.

7.2	Since 30 September 2011:

(a)	the Business has been carried on, in all material respects, in the normal course;

(b)	save in relation to the Hive Across, no asset has been acquired or disposed of except in the ordinary and usual course of trading and the Company has not assumed or incurred or agreed to assume or incur any liability (actual or contingent) otherwise than in the ordinary and usual course of carrying on its business; or

(c)	save in relation to the Card Project, no single capital expenditure in excess of £100,000 has been, or been agreed to be, incurred and no single commitment of a capital nature in excess of £100,000 has been, or been agreed to be, entered into.

7.3	The growth rate (over the corresponding period in 2010) of the recurrent revenue of the Company for the period from 1 October 2011 to 30 November 2011 (as extracted from the Company’s financial records and compiled by the Seller) was not less than 5 per cent. below the growth rate (over the corresponding period in 2010) of the recurrent revenue of the Company for the period from 1 January 2011 to 30 September 2011 (as extracted from the Company’s financial records and compiled by the Seller).

8	Indebtedness and guarantees

8.1	Except as disclosed in the Disclosure Letter or provided for or referred to in the Audited Accounts, the 2010 Accounts or the 2011 Accounts:

(a)	the Company does not have outstanding indebtedness or loans to third parties which have arisen otherwise than in the normal course of business; and

(b)	there is no outstanding indebtedness on any account whatever owing by the Company to the Seller or its Related Undertakings or by the Seller or its Related Undertakings to the Company.

8.2	There is no agreement or obligation to provide and there is not outstanding any Guarantee given by the Company for the benefit of any third party (including the Seller or any of its Related Undertakings) in respect of an obligation owed by the Seller or any of its Related Undertakings.

9	Contracts
9.1 9.2	The Seller has made available to the Buyer complete and up-to-date copies of all Material Contracts. Each Material Contract is in full force and effect.

9.3	Neither the Company nor Arval UK has received written notification within the last 12 months of the termination of (otherwise than through expiry in accordance with the terms of the relevant contract) or any written claim for breach of contract in respect of any Material Contracts.

9.4	There are no outstanding agreements or arrangements under which the Company is under an obligation to acquire or dispose of all or a substantial part of its assets or business.

9.5	No bid or tender given or made by the Company on or before the date of this Agreement and still outstanding is capable of giving rise to an agreement or arrangement merely by a unilateral act of another person.

9.6	The Company is not a party to any other contract or arrangements which are not in the ordinary and usual course of business.

9.7	The Company is not a party to any joint venture agreement or similar analogous arrangements.

9.8	The Company is not in breach or default under the Material Contracts.

9.9	None of the Material Contracts has been modified or amended other than in accordance with its terms and the Company has not received written notice of any possible modification or amendment of any Material Contract.

9.10	None of the top 50 customers made available in Section 3.9.1 of the Data Room has notified the Company in writing that such customer intends to terminate its agreement with the Company or modify such agreement to materially reduce its level of business with the Company.

9.11	In relation to the Merchant Contracts Spreadsheet:

(a)	the information set out in the spreadsheet (other than in columns 8 and 9) is correctly extracted from the relevant underlying document referred to in column 1; and

(b)	the information set out in columns 8 and 9 is, so far as the Seller is aware, true and accurate.

9.12	In relation to the Merchant Rate/Volume Spreadsheet:

(a)	the information set out in columns 2 and 11 of the summary is correctly extracted from the relevant underlying document referred to in column 1;

(b)	the contract rates in columns 3 to 8 of the summary are either correctly extracted from the relevant underlying document referred to in column 1 or (if not included in such document) extracted or extrapolated by the Seller from the Company’s records; and

(c)	the volume amounts in columns 9 and 10 are extracted or extrapolated by the Seller from the Company’s records.

10	Assets and Liabilities

10.1	The Company owns, controls or has the right to use all assets (excluding computer systems, software and IPR) required to carry on the Business at the Completion Date in substantially the same form and manner as it was being carried on by the Seller and/or Arval UK in the twelve (12) months preceding the Completion Date.

10.2	Each asset owned (or in reputed ownership) or acquired by the Company as a result of the Hive Across is legally and beneficially owned by the Company free from any Encumbrance.

10.3	The personal property owned or leased by the Company, taken as a whole, is adequate and in a condition necessary to permit the Company to conduct its business in all material respects in the same manner as it is being conducted at the date of this Agreement, subject to ordinary wear and tear and having regard to the age and use of such personal property.

10.4	The Company has not assumed any liabilities under (or in accordance with the terms of) the Business Sale Agreement:

(a)	which are not shown, noted or otherwise reflected in the 2011 Accounts or the Completion Accounts; and

(b)	which should have been shown, noted or otherwise reflected in such accounts in accordance with the accounting policies and practices used by the Company for the purposes of preparing the 2011 Accounts.

11	The Property

11.1	The Property is the only property owned, controlled, used or occupied by the Company or in which the Company has any interest.

11.2	All rent or licence fees and all other outgoings which have become due and payable by the Company in respect of the Property have been paid.

11.3	All other obligations under all covenants and conditions affecting the Property have been performed and observed by the Company.

11.4	The Seller has not received written notice of nor is it aware of any dispute, claims, demands, actions, notices or complaints relating to the Property.

12	Employees

12.1	Full particulars of the identities, job titles, grade and seniority, department, dates of commencement of employment (or appointment to office), dates of birth, terms and conditions of employment (including notice periods) and remuneration, benefits and emoluments (including any loan arrangement, bonus, commission, profit sharing, share and other incentive schemes, and collective or workforce agreements) of all the employees, workers and officers of the Seller who are Transferring Employees are set out in the Disclosure Letter and copies of a representative sample of the contracts of employment between the Seller and each category of Transferring Employees are included in the Data Room together with copies of applicable employment handbooks, manuals and policies.

12.2	There are no amounts owing to employees of the Seller who are Transferring Employees other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses incurred during such month.

12.3	All contracts of employment between the Seller and its directors and employees who are Transferring Employees are terminable by the relevant Group Member by giving the applicable minimum period of notice specified in section 86 Employment Rights Act 1996, and, save in relation to notice pay, the Seller is not contractually obliged to make any payment as a consequence of the termination of any such contract.

12.4	There is no person previously employed or engaged by the Seller who would otherwise be a Transferring Employee who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the Seller.

12.5	Full details of all employees who are Transferring Employees who have been absent from work for more than four weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorised annual leave or otherwise) in the 12 month period ending on the date of this Agreement are contained in the Disclosure Letter.

12.6	The Seller has not recognised, or done any act which might be construed as recognition of a trade union and the Seller is not party to any agreement or understanding with any trade union or organisation of employees or workers nor are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

12.7	The Seller is not involved, or has not during the 12 months prior to the date of this Agreement been involved in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body or employees or workers.

12.8	No Transferring Employees are currently subject to any outward secondments.

12.9	The Seller does not operate and has not operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

12.10	The Seller does not, in the business of the Company, use the services of agency staff or other self-employed persons.

12.11	The Seller has, in relation to all employees who are Transferring Employees, complied with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees who are Transferring Employees (whether collectively or individually).

12.12	No employee of the Seller who is a Transferring Employee is subject to any disciplinary action or is engaged in any grievance procedure and there is no matter or fact of which the Seller is aware which is likely to give rise to the same.

12.13	The Seller is not aware of any actual or potential dispute (including any actual or potential legal proceedings) involving any employee of the Seller who is a Transferring Employee.

12.14	The Seller has in relation to all employees who are Transferring Employees who commenced employment with the Seller on or after 29 February 2008 complied with the requirements of section 15 of the Immigration, Asylum and Nationality Act 2006.

13	Pension warranties

13.1	Save for the Defined Contribution Scheme and the Defined Benefit Scheme, the Seller is not under any legal obligation to provide any pension benefits to any of the Transferring Employees or their dependants. The Company’s legal obligation to provide pension benefits to any of the Transferring Employees or their dependants is limited to its obligations under sections 257 and 258 Pensions Act 2004 and the regulations under those sections, namely the Transfer of Employment (Pension Protection) Regulations 2005.

13.2	Relevant particulars of the Defined Contribution Scheme and the Defined Benefit Scheme have been disclosed in the Data Room.

13.3	All employer contributions and life assurance premiums due as at the date of this Agreement in respect of the Transferring Employees to the Defined Contribution Scheme and the Defined Benefit Scheme have been or will have been paid.

13.4	The Defined Contribution Scheme and the Defined Benefit Scheme are occupational pension schemes which are registered pension schemes under FA 2004 for the purposes of HMRC.

13.5	So far as the Seller is aware, in relation to the Defined Contribution Scheme and the Defined Benefit Scheme:

(a)	there are no outstanding complaints under internal disputes resolution procedure;

(b)	there are no proceedings in the courts; and

(c)	no complaints have been made to the pensions ombudsman.

13.6	The Defined Benefit Scheme is contracted-out. The Defined Contribution Scheme is contracted-in.

13.7	The Company has complied with any requirements on it under the Welfare Reform and Pensions Act 1999.

13.8	The Company has not indemnified the trustees of the Defined Benefit Pension Scheme or the trustees of the Defined Contribution Pension Scheme or anyone else in respect of any liabilities relating to the Defined Benefit Pension Scheme or the Defined Contribution Pension Scheme.

13.9	The Company is not a party to any scheme apportionment arrangement, regulated apportionment arrangement, withdrawal arrangement or approved withdrawal arrangements for the purposes of The Occupational Pension Schemes (Employer Debt) Regulations 2005.

13.10	So far as the Seller is aware, no contribution notice, financial support direction or restoration order (as defined in sections 38 to 56 of the Pensions Act 2004) has been issued in respect of the Defined Benefit Scheme. Since 27 April 2004 the Company has not been party to an act or a deliberate failure to act (or knowingly assisted in an act or failure to act) or taken any other action which could result in the Pensions Regulator imposing a contribution notice on the Company under section 38 of the Pensions Act 2004.

13.11	There has been no failure by the Company prior to Completion to comply with the Occupational and Personal Pension Schemes (Consultation of Employers and Miscellaneous Amendments) Regulations 2006.

13.12	None of the Transferring Employees have a right to enhanced benefits of redundancy or benefits on early retirement or to a set amount of employer contributions as a result of their employment having transferred on or before Completion under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

14	Insurance

14.1	Material particulars of all insurance policies maintained by the Seller and its Related Undertakings in connection with the Business and currently in force (Policies) have been made available to the Buyer.

14.2	All premiums due on the Policies have been paid. No claim exceeding £10,000 is outstanding either by the insurer or the insured under any of the Policies.

14.3	All Policies are in full force and effect and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

15	Information Technology and Data Protection

15.1	The IT Systems used by the Business have functioned throughout the 12 months prior to this Agreement without any material problems or defects.

15.2	Reasonable steps have been taken to back up electronically stored information used in the Business, and the Seller has in place disaster recovery and security arrangements in relation to the IT Systems.

15.3	In the 12 months prior to this Agreement, no written complaint has been received by the Seller that the Business has been operated in material breach of the Data Protection Act 1998 and the Seller is not aware that any party is likely to make any such complaint.

15.4	Upon a termination of the Services Agreement (as defined in paragraph 1 above) in the case of the Company advising the counterparty on or before 31 December 2012 that it will not convert the Allstar Portfolios to the two new systems, the Company is obliged to pay to the counterparty a sum equal, in aggregate, to no more than £3.1 million.

16	Intellectual Property

16.1	Schedule 9 lists: (i) all registered IPR owned by the Company (the Registered IPR); and (ii) all Licensed IPR; and (iii) all Material Software. The Company owns all right, title and interest in and to the Registered IPR and Material Software free and clear of all Encumbrances.

16.2	The Company owns, controls or has the right to use the Registered IPR and Material Software (and has the right to use the Licensed IPR) required to carry on the Business at the Completion Date in substantially the same form and manner as it was being carried on by the Seller and/or Arval UK in the 12 months preceding the Completion Date.

16.3	Neither the Seller nor the Company has granted, and neither the Seller nor the Company is obliged to grant, any licence or other permission to any person in respect of any Registered IPR and/or Material Software other than to the extent granted in the ordinary course of the Business or pursuant to the Transaction Documents.

16.4	So far as the Seller is aware, all IPR Agreements are identified in Schedule 9.

16.5	So far as the Seller is aware:

(a)	the Registered IPR and/or Material Software is not, and has not within the 12 months prior to the date of this Agreement been, the subject of any claim, opposition or action; and

(b)	no third party is infringing the Registered IPR and/or Material Software,

and the Company has not received within the 12 months prior to the date of this Agreement any written notice of any such claim or infringement or threat thereof.

16.6	Neither the Seller nor the Company has made any claim, opposition or administrative or legal action relating to the Registered IPR, Material Software or the Licensed IPR within the 12 months prior to the date of this Agreement.

16.7	So far as the Seller is aware, in relation to the Business, neither the Seller nor the Company is in infringement of any IPR owned by third parties.

16.8	So far as the Seller is aware, neither the Seller nor the Company is in material breach of any IPR Agreement.

16.9	Neither the Seller nor the Company has, in the 12 months prior to the date of this Agreement, received written notice from a third party alleging that the Seller is in default under the IPR Agreements.

16.10	So far as the Seller is aware, all application and renewal fees payable in respect of the Registered IPR have been paid.

17	Litigation and regulatory matters

17.1	Save in relation to the Company’s collection of any outstanding debts in the ordinary course of business, the Company is not otherwise engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency or other dispute resolution proceedings and, so far as the Seller is aware, no such litigation, arbitration, prosecution or other proceedings are pending.

17.2	There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against the Company or any person for whose acts that company may be vicariously liable.

18	Insolvency

18.1	No order has been made and no resolution has been passed for the winding-up of the Company or for a liquidator to be appointed in respect of the Company and, so far as the Seller is aware, no petition has been presented and no meeting has been convened for the purpose of winding-up the Company.

18.2	No administration order has been made, and, so far as the Seller is aware, no petition for such an order has been presented in respect of the Company.

18.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or in respect of all or any part of its assets.

18.4	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Company.

18.5	No event analogous to any of the circumstances mentioned in any of the foregoing paragraphs of this paragraph 18 has occurred in relation to the Company outside England.

19	Competition

19.1	For the purposes of this clause, Competition Law means the national and directly effective legislation of the United Kingdom which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

19.2	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law.

19.3	So far as the Seller is aware, the Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law or comparable laws of any jurisdiction in which the Company conducts business.

19.4	The Company is not affected by any existing or pending decisions, judgments, orders or rulings relating to the Company specifically of any relevant government body, agency or authority responsible for enforcing the Competition Law and the Company has not given any undertakings or commitments to such bodies which affect the conduct of the Business.

19.5	The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which should have been notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the common market.

20	Other

20.1	The Company is not liable for the fees or expenses of the Seller or any Related Undertaking or any broker or finder fee relating to the sale of the Sale Shares.

20.2	Details of all bank accounts of the Company are set out in the Disclosure Letter.

20.3	Details of any outstanding power of attorney the Company has granted to any person to act or execute documents on behalf of the Company are set out in the Disclosure Letter.

Part B
Taxation

1	All returns, computations, notices, statements, reports or information which ought to have been made by or in respect of the Company for any Taxation purpose within the last three years have been punctually submitted to the relevant Taxation Authority, none of such returns, computations, notices, statements, reports or information is being disputed in any respect by the Taxation Authority concerned and, so far as the Seller is aware, is not likely to be the subject of any dispute with any Taxation Authority.

2	All Taxation for which the Company is liable, or, in the case of corporation tax, reasonably estimated to be payable under the Corporation Tax (Instalment Payments) Regulations 1998, the due date for payment of which is (in the absence of any application to postpone) on or before Completion has been or will be paid on or before Completion. The Company has made all deductions, withholdings and retentions of or on account of Taxation as it was or is obliged or entitled to make, has accounted to the relevant Taxation Authority for any such deductions and retentions for which it was obliged to account and has complied fully with all reporting requirement relating to all such amounts.

3	No Taxation Authority has in the last four years carried out, or is at present conducting, any review, audit or investigation into any aspect of the business or affairs of the Company other than of a routine nature, and, so far as the Seller is aware, there is no reason why any such review, audit or investigation should be initiated.

4	The Company has not within the period of three years ending on the date of this Agreement paid, or is liable to pay, any fine, penalty, charge, surcharge or interest (except interest on VAT voluntary disclosures) charged by virtue of any of the provisions of any statute, rule or regulation relating to Taxation nor, so far as the Seller is aware, are there any circumstances which are likely to cause the Company to become liable to pay any fine, penalty, charge, surcharge or interest, except as set out in the Disclosure Letter.

5	Other than as referred to in the Disclosure Letter, the amount of Taxation chargeable on the Company during any accounting period ending on or within the last four years has not depended on any dispensation, concession, arrangement or agreement (whether formal or informal) negotiated with or granted by any Taxation Authority.

6	The Company has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation the making, giving or doing of which was assumed to have been made for the purposes of the Audited Accounts, all such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Taxation Authority and none has been revoked or otherwise withdrawn.

7	The Company is not, nor so far as the Seller is aware will become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion.

8	No share incentive schemes and profit sharing schemes and employee benefit trusts have ever been established by the Company.

9	The Company is not and has never been a close company as defined in section 439 of the Corporation Tax Act 2010.

10	The Disclosure Letter contains details of all claims for or surrenders of group relief pursuant to Chapter 4 of Part 5 of the Corporation Tax Act 2010 and section 188 of the Corporation Tax Act 2010 or eligible unrelieved foreign tax pursuant to the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001, elections pursuant to sections 171A and 179A of the Taxation of Chargeable Gains Act 1992 and elections pursuant to paragraph 66 of Schedule 29 of the Finance Act 2002 or section 792 of the Corporation Tax Act 2009 to which the Company is currently a party or to which the Company has been party in any accounting period ending within the last four years.

11	Other than in relation to any transaction entered into pursuant to or by reference to the Hive Across, the Company has not in the six years ending on Completion acquired any asset from any company which at the time of the acquisition was a member of the same group (as that term is interpreted pursuant to section 170 of the Taxation of Chargeable Gains Act 1992 of companies.

12	The Company is not a promoter in relation to any notifiable arrangements or notifiable proposals within the meaning of section 306 Finance Act 2004, and has not entered into any transaction forming part of any notifiable arrangements within the meaning of section 306 Finance Act 2004 and is not under any legally binding obligation to enter into any such transaction after Completion.

13	The Company has not at any time:

(a)	been a party to, involved in, or connected with any exchange of securities whether or not (by virtue of section 135 of the Taxation of Chargeable Gains Act 1992) section 127 of the Taxation of Chargeable Gains Act 1992 applied to the exchange;

(b)	carried out or been involved in or connected with any reorganisation or scheme of reconstruction or amalgamation whether or not (by virtue of section 126 or 136 of the Taxation of Chargeable Gains Act 1992) section 127 of the Taxation of Chargeable Gains Act 1992 applied to such reorganisation or scheme of reconstruction or amalgamation; or

(c)	transferred a trade carried on by it outside the United Kingdom through a branch or agency in circumstances such that a chargeable gain could be deemed to arise at a date after such transfer under section 140 of the Taxation of Chargeable Gains Act 1992.

14	The Company:

(d)	is and has at all times been resident in the United Kingdom for Taxation purposes; and

(e)	is not and has not been treated as resident in any other jurisdiction for any Taxation purpose (including for the purposes of any double taxation agreement).

15	All documents in the possession of the Company or to the production of which the Company is entitled or interested or which confers any right upon the Company and which attract stamp duty in the United Kingdom or elsewhere have been duly stamped.

16	Stamp duty land tax has been paid in full in respect of all land transactions to which stamp duty land tax applies and in respect of which the Company is the purchaser within the meaning of section 43(4) of the Finance Act 2003 and, other than in respect of the grant to the Company of the underlease of the first floor of the Property that is proposed to complete after Completion, the Company has no liability or obligation (contingent or otherwise) to submit a further land transaction return.

17	The Company has not claimed relief from stamp duty land tax under Part 1 (group relief) or Part 2 (reconstruction and acquisition relief) of Schedule 7 of the Finance Act 2003 in the three years prior to the date of this Agreement.

18	In relation to VAT or any equivalent in any other jurisdiction:

(f)	details of the VAT registration (or the registration number for the purposes of any equivalent tax) of the Company are set out in the Disclosure Letter; and

(g)	so far as the Seller is aware, the Company has complied in all respects with applicable VAT or equivalent legislation.

19	The Company has not been required by any Taxation Authority to give security for any reason or failed to comply in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

20	The Company has no interest in any assets to which Part XV of the Value Added Tax Regulations 1995 (Capital Goods Scheme) applies.

21	The Company has not undertaken any transaction, or agreed to undertake any transaction or made any provision whatsoever (whether of services, goods, intangible rights, finance or otherwise), which is otherwise than on fully arm’s length terms and there are no circumstances which could oblige the Company or any Taxation Authority to make or require to be made any adjustment for Taxation purposes to the terms on which such transaction or provision is treated as taking place.

22	The Company holds documentation which is sufficient to satisfy any requirement to demonstrate that any transaction was entered into on arm’s length terms.

Schedule 4
Buyer’s Warranties

1	The Parent Sponsor is a company duly incorporated and validly existing under the laws of Delaware. The Buyer is a company duly incorporated and validly existing under the laws of England and Wales.

2	Each of the Parent Sponsor and the Buyer has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Transaction Documents.

3	The execution and delivery of the Transaction Documents and the performance by each of the Parent Sponsor and the Buyer of its obligations under them have been duly authorised by all necessary corporate action on its part (whether under its articles of association or otherwise).

4	The Transaction Documents and the other documents executed by the Parent Sponsor or the Buyer which are to be delivered at Completion will, when executed, constitute legal, valid and binding obligations of the Parent Sponsor or the Buyer (as the case may be) in accordance with their respective terms.

5	The execution and delivery of, and the performance by each of the Parent Sponsor and the Buyer of its obligations under, and compliance with the provisions of, the Transaction Documents will not result in:

(a)	any breach or violation by it of any provision of its articles of association;

(b)	any breach of, or constitute a default under, any instrument or agreement to which it is a party or by which it is bound; or

(c)	any breach of any law or regulation in any jurisdiction having the form of law or of any order, judgment or decree of any court or governmental agency by which it is bound.

6	No consent, authorisation, licence or approval of its shareholders or of any governmental, administrative, judicial or regulatory body, authority or organisation is required, nor any notice to or registration with such body is required to be made, to authorise the execution, delivery, validity, enforceability or admissibility in evidence of any of the Transaction Documents or the performance by the Parent Sponsor or the Buyer of its obligations under them.

7	No order has been made and no resolution has been passed for the winding up of the Parent Sponsor or the Buyer nor for a provisional liquidator to be appointed in respect of the Parent Sponsor or the Buyer and no petition has been presented and no meeting has been convened for the purpose of winding up the Buyer or the Parent Sponsor.

8	No administrator has been appointed and no legal proceedings or other procedure or step has been taken in relation to the appointment of an administrator in respect of the Parent Sponsor or the Buyer.

9	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Parent Sponsor or the Buyer or in respect of all or any material part of its assets.

10	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Parent Sponsor or the Buyer and no step has been taken with a view to a composition, assignment or arrangement with any class of creditor of the Parent Sponsor or the Buyer.

11	Neither the Parent Sponsor nor the Buyer is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and, for these purposes, sections 123(i)(e) and 123(2) Insolvency Act 1986 shall be deemed amended by deletion of the words “it is proved to the satisfaction of the Court that” and neither the Parent Sponsor nor the Buyer has stopped or suspended paying its debts as they fall due nor has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

12	Each of the Parent Sponsor and the Buyer collectively has immediately available on an unconditional basis all required funds or financing in place to comply with its obligations under paragraphs 3(a) and (d) of Schedule 2 and otherwise meet its obligations under this Agreement and the Transaction Documents.

Schedule 5
Provisions for the protection of the Seller

1	Time limits

1.1	Subject to paragraph 1.2, the Seller will not be under any liability in respect of a Claim unless the Buyer has given notice in writing of such claim (specifying in reasonable detail the matter in respect of which such claim is made and the amount claimed) to the Seller:

(a)	in the case of a Taxation Claim or a claim under the Taxation Deed, on or before the seventh anniversary of Completion;

(b)	in the case of a claim in respect of a breach of any of the Fundamental Warranties, on or before the sixth anniversary of Completion;

(c)	in the case of a claim in respect of a breach of clause 9 (Restrictive covenant and use of name), on or before the fifth anniversary of Completion;

(d)	in the case of a claim under clause 10.4 (Pensions and employment — Pensions indemnity), on or before the second anniversary of Completion;

(e)	in the case of a Relevant Claim (excluding, for the avoidance of doubt, a Taxation Claim or a claim in respect of a breach of any of the Fundamental Warranties), on or before the date which is 18 months after the date of Completion;

(f)	in the case of a claim under clause 10.9 (Pensions and employment — Employment indemnity), on or before the date which is 6 months after the date of Completion; or

(g)	in the case of any other Claim, on or before the sixth anniversary of Completion,

provided that before any such aforementioned claim is made (other than a Taxation Claim), the Buyer shall comply with the provisions of clause 26.

1.2	The Buyer acknowledges and agrees that any claim made pursuant to paragraph 1.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 9 months after service of the notice referred to in paragraph 1.1 unless proceedings in respect thereof shall have been both properly issued and validly served on the Seller, it being agreed by the Seller and the Buyer that the time period referred to in this paragraph 1.2 shall not commence until the expiry of the relevant Resolution Period under clause 26.

1.3	Paragraph 1.1 shall not apply, and no other limitation in this Agreement shall apply in favour of the Seller, to the extent that there has been fraud or fraudulent misrepresentation on the part of the Seller.

2	Maximum liability

2.1	The maximum liability of the Seller in respect of all claims under this Agreement or the Taxation Deed shall not exceed, in aggregate, £195,000,000.

2.2	Subject always to paragraph 2.1, the Buyer acknowledges and agrees that the maximum aggregate liability of the Seller:

(a)	shall not exceed £195,000,000 in respect of all claims for any breach of the Fundamental Warranties;

(b)	shall not exceed £17,000,000 in respect of all claims under clause 10.9 (Pensions and employment — Employment indemnity); and

(c)	shall not exceed £33,000,000 in respect of:

(i)	all other Claims; and

3 3.1	(ii)all claims under the Taxation Deed. Small claims and threshold The Seller shall not be liable in respect of a Relevant Claim unless and until:

(a)	the amount of such Relevant Claim exceeds £25,000 (a Qualifying Claim); and

(b)	the aggregate amount of all Qualifying Claims exceeds £750,000 (the Aggregate Threshold Amount), in which event the Seller shall be liable for the whole of such amount claimed (subject to the other provisions of this Agreement) and not only for the excess.

3.2	Each of the Seller and the Buyer acknowledges and agrees that paragraph 3.1 shall not apply to a Hive Across Claim, a Merchant Spreadsheet Claim or a claim under paragraph 15.4 of Schedule 3 (a Termination Claim), it being acknowledged and agreed instead by the parties that the Seller shall only be liable in respect of:

(a)	a Hive Across Claim where the aggregate amount of such claim (or claims) in respect thereof exceeds £250,000 (the Hive Across Threshold Amount), in which event the Seller shall be liable for the whole of such amount claimed (subject to the other provisions of this Agreement) and not only for the excess; or

(b)	a Merchant Spreadsheet Claim where the aggregate amount of such claim (or claims) in respect thereof exceeds £350,000 (the Merchant Spreadsheet Threshold Amount), in which event the Seller shall be liable for the whole of such amount claimed (subject to the other provisions of this Agreement) and not only for the excess, and that in relation to a Termination Claim there shall be no such threshold.

3.3	For the purposes of paragraphs 3.1 and 3.2, the amount of all costs and expenses (together with any irrecoverable VAT thereon) associated with any Relevant Claim shall be excluded from the sums set out in paragraphs 3.1 and 3.2.

4	Specific limitations

4.1	The Seller shall not be liable in respect of a Relevant Claim (other than a Taxation Claim) to the extent that (a) the Buyer has not complied with, or is otherwise in breach of, the provisions of clause 26 (unless the reason for such breach is the Seller’s failure to comply with the provisions of clause 26); or (b) the matter giving rise to, or the loss arising from, that claim:

(a)	is agreed, settled or otherwise determined to be a lower amount than the Qualifying Claim, the Aggregate Threshold Amount, the Hive Across Threshold Amount or the Merchant Spreadsheet Threshold Amount;

(b)	would not have arisen or occurred but for, or is not attributable to, an act, omission or transaction on the part of any Buyer Undertaking (or any of their respective directors, employees or agents) after Completion otherwise than as required by law or pursuant to a legally binding commitment of the Company created on or before Completion or otherwise in the ordinary course of business;

(c)	results from a change in the accounting or taxation policies or practices of any Buyer Undertaking (including the method of submitting taxation returns) introduced or having effect on or after Completion;

(d)	occurs as a result of or is otherwise attributable to:

(i)	any legislation not in force at the date of this Agreement or any change of law or administrative practice or judicial interpretation which comes into force or effect after the date of this Agreement; or

(ii)	any increase after the date of this Agreement in any rate of Taxation; or

(iii)	any Buyer Undertaking disclaiming any part of the benefit of any relief claimed or proposed to be claimed (whether by reference to the Audited Accounts, the 2010 Accounts, the 2011 Accounts or otherwise) on or after Completion;

(e)	arises as a consequence of any act or omission under the terms of this Agreement or any Transaction Document, by reason or in consequence of the execution and performance of this Agreement or any Transaction Document, or at the request of any Buyer Undertaking (provided that this sub-paragraph (e) does not apply to a Termination Claim);

(f)	(subject to paragraph 4.5) was specifically referred to in or in the notes to the Audited Accounts, the 2010 Accounts or the 2011 Accounts;

(g)	was specifically taken into account for the purposes of the Completion Accounts;

(h)	arises as a consequence of any change of residence of any Buyer Undertaking on or after Completion;

(i)	would not have arisen but for any change in ownership, reorganisation, amalgamation or restructuring of any Buyer Undertaking on or after Completion; or

(j)	has been recovered by the Buyer under any other Warranty or term of this Agreement or any other document entered into pursuant to this Agreement.

4.2	Without prejudice to paragraph 4.1, each of the Seller and the Buyer acknowledges and agrees that:

(a)	the rules set out in Hadley v Baxendale (1854) 9 Ex 341 will apply in respect of any loss or damage suffered or incurred by the Buyer pursuant to a Relevant Claim (it being acknowledged by the Seller and the Buyer that the rules set out in this case do not preclude a claim being made for loss of profit, loss of revenue or other indirect or consequential loss);

(b)	the Seller shall not in any circumstances be liable to the Buyer:

(i)	in tort or for breach of statutory duty; and

(ii)	for any liability on the part of the Buyer or the Company to make any payment unless the relevant payment has actually been made and the amount is due; and

(c)	in the event that information contained in one part of the Merchant Rate/Volume Spreadsheet is incorrect (resulting in an understatement of ppl or volume), and another part of such summary is also incorrect (resulting in an overstatement of ppl or volume), then both the overstatement and the understatement shall be taken into account when calculating any loss to the Buyer.

4.3	The Seller and the Buyer each acknowledge that paragraph 4.1 (other than paragraph 4.1(a)) shall not apply to a Hive Across Claim. Notwithstanding the foregoing, the Buyer acknowledges and agrees that the Seller shall have no liability in respect of a Hive Across Claim to the extent that:

(a)	such Hive Across Claim relates to (or is made because of) an incorrect or inaccurate statement of, or provision as to, the amount of any liabilities shown, noted or otherwise reflected in the 2011 Accounts or the Completion Accounts; or

(b)	the subject matter of the Hive Across Claim is a contingent liability,

and each party acknowledges (for the avoidance of doubt) that the provisions of this clause 4.3 do not apply to any Relevant Claim other than a Hive Across Claim.

4.4	Without prejudice to paragraph 4.3, the Seller shall procure that no claim shall be made by Arval UK against the Company under the Business Sale Agreement where such claim against the Company is made in respect of the subject matter of a Hive Across Claim.

4.5	In the event that the matter giving rise to (or the loss arising from) a Relevant Claim was specifically referred to in (or in the notes to) the 2010 Accounts or the 2011 Accounts (as the case may be) but the statutory audited accounts of the Company for the financial year ending 31 December 2011 show that such matter or loss was understated in the 2010 Accounts or the 2011 Accounts (as the case may be), then each of the Seller and the Buyer acknowledges and agrees that the provisions of paragraph 4.1(f) shall cease to apply in respect of that Relevant Claim.

5	Conduct of claims

5.1	If any Buyer Undertaking becomes aware of any matter:

(a)	which is reasonably likely to give rise to a claim being made by a third party against a Buyer Undertaking which will or is reasonably likely to give rise to a Claim (other than a Taxation Claim); or

(b)	in respect of which any Buyer Undertaking is or is reasonably likely to become entitled to recover from any third party any sum in respect of any loss, damage or liability which is or may become the subject of a Claim (other than a Taxation Claim), in each case, a Third Party Claim, then the following provisions of this paragraph 5 shall apply.

5.2	The Buyer shall, upon the Buyer, or any Buyer Undertaking becoming aware of the Third Party Claim, give detailed written notice to the Seller of the matter as soon as reasonably practicable and shall consult with the Seller with respect to the Third Party Claim.

5.3	Subject to paragraph 5.10, the Buyer shall not, and shall procure that no Buyer Undertaking shall, make any admission of liability in respect of the Third Party Claim, or compromise or settle the Third Party Claim, without the prior written consent of the Seller, such consent not to be unreasonably withheld. Upon request, the Buyer shall provide to the Seller all details of all amounts recovered in respect of such Third Party Claim or shall confirm that there are none.

5.4	The Buyer shall, and shall procure that each Buyer Undertaking shall provide, the Seller and the Seller’s professional advisers with reasonable access to premises, personnel and to all relevant documents, records, correspondence, accounts and other information within the power, possession or control of any Buyer Undertaking for the purpose of investigating the Third Party Claim and/or ascertaining whether any Buyer Undertaking has a right of recovery against any other person and/or enabling the Seller to take such action as is referred to in paragraph 5.7.

5.5	Upon any Buyer Undertaking becoming aware of a Claim or a prospective Claim, the Buyer shall, and shall procure that each Buyer Undertaking shall, retain and preserve all relevant documents, records, correspondence, accounts and other information within the power, possession or control of any such persons which are or would reasonably be considered relevant in connection with the Third Party Claim which has given or may give rise to such actual or prospective Claim for so long as any such actual or prospective Claim remains outstanding.

5.6	The Seller shall be entitled to copies of any of the documents, records and information referred to in paragraph 5.5 or, in the event that the Seller wants to insure against its liabilities in respect of any actual or prospective Claim, any information that a prospective insurer may reasonably require before effecting such insurance.

5.7	Subject to paragraph 5.10, the Buyer shall, and shall procure that each Buyer Undertaking shall:

(a)	take such action and institute such proceedings, and give such information and assistance, as the Seller may request to dispute, resist, appeal, compromise, defend, remedy or mitigate the Third Party Claim or to enforce against any person (other than the Seller) the rights of any Buyer Undertaking in relation to the Third Party Claim, and more generally co-operate with the Seller and its professional advisers; and

(b)	in connection with any proceedings related to the Third Party Claim (other than against the Seller) use professional advisers nominated by the Seller and, if the Seller so requests, permit the Seller to have exclusive conduct of the negotiations and/or proceedings.

5.8	Notwithstanding the provisions of this paragraph 5 the Seller shall be entitled at any stage and at its sole direction to settle any such Third Party Claim provided that the Seller shall, where practicable, notify the Buyer in advance of its decision so to settle such Third Party Claim (provided always that the Seller does indeed nominate professional advisers).

5.9	The Seller shall indemnify the Buyer against all and any costs and expenses incurred by the Buyer pursuant to its obligations under clauses 5.3 and 5.7.

5.10	The Buyer shall not be required to take any action against a third party pursuant to the foregoing provisions of this paragraph 5 where such action is a Materially Prejudicial Action. For the purposes of this paragraph 5.10, an action will be a Materially Prejudicial Action if such action is taken against:

(a)	a major customer of the Business (such person being a customer who is a counterparty to an agreement listed in Section 3.9.1 of the Data Room); or

(b)	a major network supplier to the Business (such person being a supplier who is a counterparty to an agreement listed in Section 3.10.1 of the Data Room).

6	Calculating liability

If, after the Seller has made any payment in respect of a Claim (other than a Taxation Claim), the recipient of that payment (the Relevant Recipient) recovers from a third party (including any Taxation Authority) (whether by payment, discount, credit, relief or otherwise) a sum which is directly connected to that payment (the Recovery Amount), the Buyer shall forthwith repay (or procure the repayment) to the Seller an amount equal to the lesser of the Recovery Amount (less all proper costs, fees and expenses paid by the Relevant Recipient in recovering the Recovery Amount less any Actual Taxation Liability (as that term is defined in the Taxation Deed) of the Relevant Recipient in respect of the Recovery Amount) and the sum paid by the Seller.

7	No duplication of liability

The Buyer agrees for itself (and on behalf of each Buyer Undertaking) with the Seller that, in respect of any matter which may give rise to a liability under this Agreement:

(a)	no such liability shall be met more than once; and

(b)	any liability with respect to such matter to any of Buyer Undertaking shall be deemed to be satisfied by the satisfaction of the liability with respect to such matter to any other of them.

8	Remediable breaches

The Seller shall not be liable for any Claim to the extent that the fact, matter, event or circumstance giving rise to such Claim is remediable and is remedied by or at the expense of the Seller.

9	Mitigation

The Buyer shall (and shall procure that each Buyer Undertaking shall) mitigate any loss suffered by it, and any Buyer Undertaking which would, could or might reasonably result in a Relevant Claim against the Seller.

10	Taxation

The Seller shall not be liable in respect of any breach of the Tax Warranties to the extent that such a liability would have been limited or excluded under the provisions of clause 3 of the Taxation Deed (treating such liability as if, for the purposes of clause 3 of the Taxation Deed, it was a Taxation Liability (as defined in the Taxation Deed)) and clauses 7 and 9 of the Taxation Deed (to the extent provided therein), and the provisions of clause 4 of, and Schedule 2 to, the Taxation Deed shall also apply to govern the conduct of any claims under the Tax Warranties or the right to recover any sum from a third party which is or may be the subject of a claim under the Tax Warranties.

Schedule 6
Employees
Provisions in relation to Transferring Employees and other matters

1	For the purpose of this Schedule 6.

Employee Liability Information means employee liability information for the purposes of Regulation 11 of the Transfer Regulations;

Employment Contracts means the contracts or other terms and conditions of employment under which the Transferring Employees are for the time being employed by the Seller;

Redundancy Costs means salary and benefit costs from Completion until the date of dismissal, statutory and contractual redundancy pay (at the level pursuant to any contractual policy of the Seller in force immediately prior to Completion) and notice pay or pay in lieu of notice;

Transfer Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended;

Transferring Employees means those employees of the Seller who are wholly or mainly engaged in the Business immediately prior to Completion and whose names are set out in the Disclosure Letter; and

TULR(C)A means the Trade Union & Labour Relations (Consolidation) Act 1992.

2	The Employment Contracts will have effect from Completion as if originally made between the Company and the Transferring Employees (save insofar as they relate to any occupational pension scheme which relates to benefits for old age, invalidity or survivors to the extent excluded pursuant to Regulation 10 of the Transfer Regulations or to any Transferring Employee who informs the Seller or the Buyer that he objects to becoming employed by the Company under Regulation 4(7) of the Transfer Regulations).

3	Without prejudice to the rights and obligations acquired by the Transferring Employees as against the Company in consequence of the Transfer Regulations, the Seller and the Buyer agree that as between themselves the Seller shall:

(a)	comply in all respects with the obligations imposed on a transferor by the Transfer Regulations in respect of the Transferring Employees;

(b)	discharge and fulfil all obligations and liabilities in respect of the Transferring Employees accrued and due up to Completion (including the obligation to pay all salaries, wages, bonuses, overtime (where applicable), commissions, PAYE, National Insurance contributions, dues or monies payable to third parties, pension contributions, payment of insurance premiums, expenses, holiday pay and otherwise; and

(c)	indemnify the Buyer against any and all Actions and Losses relating to any Transferring Employee or affected employee (within the meaning of Regulation 13 of the Transfer Regulations) (whether made or brought by any of the Transferring Employees or any trade union or staff association or any other appropriate representatives of the Transferring Employees) arising in connection with or as a result of:

(i)	any failure on the Seller’s part to discharge its obligations referred to in paragraphs 3(a) and 3(b) above;

(ii)	any Employment Contract or its termination arising from any act, fault or omission of the Seller in relation to any Transferring Employee occurring before Completion;

(iii)	any claim (including an entitlement of a Transferring Employee or affected employee under or consequent to such claim) by any trade union or staff association or employee representative (whether or not recognised by the Seller or the Company or the Buyer in respect of all or any of the Transferring Employees or affected employees) arising from or connected with any failure by the Seller to comply with its legal obligations prior to Completion, including any liabilities whatsoever arising from any failure by the Seller to comply with any of its obligations under Regulation 13 of the Transfer Regulations;

(iv)	any act or omission of the Seller prior to Completion in relation to any Transferring Employee which, by virtue of the Transfer Regulations, is deemed to be an act or omission of the Company;

(v)	any option or other right to acquire securities granted to a Transferring Employee on or prior to Completion by the Company or any BNPP Entity or the exercise of such option or other rights; and/or

(vi)	any securities acquired by a Transferring Employee as a result of a right or obligation created on or prior to Completion under any share purchase, share incentive, share option and/or any other arrangement operated by the Company or any BNPP Entity pursuant to which any Transferring Employee may acquire securities, provided that the provisions of this paragraph 3(c) shall exclude any Actions and Losses arising from:

(A)	the failure of any Buyer Undertaking to comply with Regulation 13(4) of the Transfer Regulations (or any failure of any Buyer Undertaking to provide information to the Company to enable the Company or the Seller to enable them to comply with their obligations under Regulation 13(4) of the Transfer Regulations);

(B)	any claim by or on behalf of an Transferring Employee for constructive dismissal or breach of contract or relating to a change in terms and conditions or working conditions resulting from an actual or alleged act or omission of any Buyer Undertaking before, on or after Completion or any claim for discrimination arising out of an actual or alleged act or omission of any Buyer Undertaking before, on or after Completion; or

(C)	any alleged act or omission of any Buyer Undertaking before, on or after Completion,

and provided further that, and for the avoidance of doubt, any Actual Taxation Liability (as defined in the Taxation Deed) incurred by the Company in respect of any rights referred to in paragraphs (v) or (vi) above, shall be dealt with in accordance with the Taxation Deed and shall not be recoverable under this Schedule 6.

4	The Seller and the Buyer agree that as between themselves the Buyer shall and shall procure that any relevant Buyer Undertaking shall:

(a)	be responsible for all outgoings in respect of the Transferring Employees on or after Completion (including all salaries, wages, holiday pay, bonuses, overtime (where applicable), commission, PAYE, National Insurance Contributions, dues or monies payable to third parties, pension contributions, payments of insurance premiums) and shall honour any holiday entitlement which any Transferring Employee is entitled under his Employment Contract to take on or after Completion notwithstanding that such entitlement may be calculated by reference to, or be otherwise attributable to, any period of service which falls wholly or partially before Completion;

(b)	provide to the Seller and the Company in writing in good time such information as will enable the Company to carry out its duties under Regulation 13(4) of the Transfer Regulations;

(c)	indemnify the Seller against any and all Actions and Losses relating to any Transferring Employee or affected employees (within the meaning of Regulation 13 of the Transfer Regulations) (whether made or brought by any of the Transferring Employees or any trade union or staff association or any other appropriate representatives of the Transferring Employees) in connection with or as a result of:

(i)	any failure on the part of any Buyer Undertaking to discharge its obligations referred to in paragraphs 4(a) and 4.2(b) above;

(ii)	any act or alleged act, fault or omission of any Buyer Undertaking in relation to the Transferring Employees before, on or after Completion;

(iii)	any claim (including an entitlement of an employee under or consequent to such claim) by any trade union or staff association or employee representative (whether or not recognised by the Seller or Buyer in respect of or any of the Transferring Employees or affected employees) arising from or connected with any failure by any Buyer Undertaking to comply with its legal obligations before, on or after Completion;

(iv)	any claim by or on behalf of an Transferring Employee for constructive dismissal or breach of contract or relating to a change in terms and conditions or working conditions resulting from an actual or alleged act or omission of any Buyer Undertaking before, on or after Completion or any claim for discrimination arising out of an actual or alleged act or omission of any Buyer Undertaking before, on or after Completion; or

(v)	any failure by any Buyer Undertaking to comply with Regulation 13(4) of the Transfer Regulations (or any failure by any Buyer Undertaking to provide information to the Company to enable the Company to comply with its obligations under Regulation 13(4) of the Transfer Regulations), and, for the avoidance of doubt, in the event that any person who would otherwise have been a Transferring Employee resigns or is dismissed prior to Completion due to the acts or omissions of any Buyer Undertaking, such person shall still be deemed a Transferring Employee for the purposes of this paragraph 4(c), and provided that the foregoing provisions of paragraph 4(c) shall exclude all Actions and Losses arising in connection with or as a result of:

(A)	any option or other right to acquire securities granted to a Transferring Employee on or prior to Completion by the Company or any BNPP Entity or the exercise of such option or other rights; and/or

(B)	any securities acquired by a Transferring Employee as a result of a right or obligation created on or prior to Completion under any share purchase, share incentive, share option and/or any other arrangement operated by the Company or any BNPP Entity pursuant to which any Transferring Employee may acquire securities.

5	If for any reason any Employment Contract of any Transferring Employee is found or alleged not to have automatically transferred to the Company pursuant to the Transfer Regulations and as a consequence of the transaction contemplated by this Agreement, other than by virtue of Regulation 4(7) of the Transfer Regulations, the parties agree that they are under a duty to notify the other upon becoming aware of such a non-transfer or alleged non-transfer and the Buyer agrees that:

(a)	it shall within ten (10) Business Days of being so requested by the Seller (the Seller using its reasonable endeavours to ensure that any such request is made no later than ten (10) Business Days after the Seller becomes aware of such finding or allegation) procure that the Company makes to that Transferring Employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and

(b)	the offer to be made will be such that none of the terms and conditions of the new contract will differ from the corresponding provisions of the Transferring Employee’s contract of employment immediately before Completion (save in relation to any occupational pension scheme which relates to benefits for old age, invalidity or survivors to the extent excluded pursuant to Regulation 10 of the Transfer Regulations).

6	If the contract of employment of an employee of the Seller other than a Transferring Employee, is found or alleged to have automatically transferred to the Company or to the Buyer pursuant to the Transfer Regulations and as a consequence of the transaction contemplated by this Agreement, the parties agree that they are under a duty to notify the other upon becoming aware of such a non-transfer or alleged non-transfer and the Seller agrees that:

(a)	it shall within ten (10) Business Days of being so requested by the Buyer (the Buyer using its reasonable endeavours to ensure that any such request is made no later than ten (10) Business Days after the Buyer becomes aware of such finding or allegation) make to that employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below;

(b)	the offer to be made will be such that none of the terms and conditions of the new contract will differ from the corresponding provisions of such employee’s contract of employment immediately before Completion;

(c)	within thirty (30) Business Days (or such longer period as many be necessary to comply with TULR(C)A) of that offer being made (or if no such offer is made within the ten (10) Business Day period, within thirty (30) Business Days (or such longer period as many be necessary to comply with TULR(C)A) of the expiry of that ten (10) Business Day period), the Buyer may terminate the employment of such employee concerned acting in accordance with the terms of the contract of employment; and

(d)	the Seller shall indemnify the Buyer against all Redundancy Costs in relation to the terminations referred to at paragraph (c) above, or the Redundancy Costs in relation to an equivalent number of the Buyer’s employees in the event that the particular employee is not selected by the Buyer for redundancy dismissal as a result of a redundancy selection exercise provided always that the actual level of Redundancy Costs recoverable by the Buyer pursuant to this indemnity shall not exceed the amount of the Redundancy Costs that would have been incurred had the particular employees referred to at paragraph (c) above been dismissed by reason of redundancy.

7	Each party (an Indemnified Party) shall forthwith notify the other party (an Indemnifying Party) in writing of any claim or potential claim by an Transferring Employee or any other person in respect of which the Indemnifying Party may be entitled to claim under any indemnity in this Schedule 6 once it becomes aware of any such claims. The Indemnified Party shall not admit or seek to compromise any such claims or take any other such action which could reasonably be expected to prejudice the Indemnifying Party’s ability to defend the claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). If the Indemnifying Party shall so request in writing, the Indemnified Party shall entrust to the Indemnifying Party the care and conduct of contesting any such claim (if necessary in the name of the Indemnifying Party). In the event of such claim against either party arising, each party shall give upon request by the other party such assistance or information (including the provision of witness statements and relevant documents) relevant to such a claim as may reasonably be requested.

8	The parties acknowledge and agree that the Seller shall continue to process payroll in respect of the months of December 2011, January 2012 and February 2012 on behalf of the Company in respect of all Transferring Employees (this service being paid for by the Company under the Transitional Services Agreements) and that in accordance with paragraph 4(a) above, the Buyer shall reimburse the Seller for all outgoings in respect of the Transferring Employees (including all salaries, wages, holiday pay, bonuses, overtime, commission, PAYE, National Insurance contributions, dues or monies payable to third parties, pension contributions and payments of insurance premiums and other benefits) paid via the Seller’s payroll in respect of the portion of December 2011 remaining as at Completion, January 2012 and February 2012. The Seller’s obligations under this paragraph 8 shall be subject to the Buyer putting the Seller in funds no later than 3 days prior to the applicable payroll date in each applicable month.

Schedule 7
Special instructions for Completion Accounts
Part A

1	The Seller shall prepare and, as soon as reasonably practicable but in any event no later than [60] Business Days after 31 December 2011 (or by such later date as the parties may agree), deliver to the Buyer for review:

(a)	draft Completion Accounts drawn-up in accordance with Part B of this Schedule 7; and

(b)	a draft statement of each of the Completion Accounts Amounts, as derived from such draft Completion Accounts,

and the Seller shall make available (and shall procure that the Seller’s Accountants make available) to the Buyer and the Buyer’s Accountants all material working papers (but for the avoidance of doubt, this obligation shall not extend to any audit working papers) used in connection with the preparation of such draft Completion Accounts.

2	The Buyer shall, within 20 Business Days (the Review Period) of receipt of the draft Completion Accounts give written notice to the Seller if it does not agree with the draft Completion Accounts and/or any of the Completion Accounts Amounts set out in the draft statement, and the reasons behind such disagreement (a Disagreement Notice).

3	If the Buyer gives a Disagreement Notice within the Review Period then the Buyer and the Seller shall, acting in good faith, try to settle the matters set out in the Disagreement Notice and agree, by negotiation, within the period of 20 Business Days after the date of service of the Disagreement Notice (the Resolution Period) the matter set out in the Disagreement Notice.

4	If either:

(a)	the Buyer does not give a Disagreement Notice within the Review Period; or

(b)	a Disagreement Notice is given within the Review Period but the matter in dispute is settled pursuant to paragraph 3 above,

then the draft Completion Accounts and the amount of the Completion Accounts Amounts set out in the statement referred to in paragraph 1(b) above or (if paragraph 3 above applies) as so agreed, shall constitute the Completion Accounts and the Completion Accounts Amounts for all purposes of this Agreement and shall, in the absence of manifest error, be final and binding on the parties and not be subject to question on any ground whatsoever and (if paragraph 4(a)) above applies) the end of the Review Period or (if paragraph 4(a) above applies) the date on which such matter is settled shall for all purposes of this Agreement be the date of determination of the Completion Accounts and the Completion Accounts Amounts.

5	If the Seller and the Buyer have not agreed the draft Completion Accounts and the Completion Accounts Amounts within the Resolution Period then the matters set out in the Disagreement Notice and remaining in dispute (but no other matters) shall upon the expiry of the Resolution Period be referred to such firm of independent chartered accountants as the Seller and the Buyer may agree within 10 Business Days after the end of the Resolution Period or, failing such agreement within such time, as the President for the time being of the Institute of Chartered Accountants in England and Wales may nominate on the application of either the Seller or the Buyer (the Independent Accountants) for determination on the following basis:

(a)	the Independent Accountants shall be instructed to notify the Seller and the Buyer of their determination of any such matter as soon as is reasonably practicable and in any event by no later than 30 Business Days after the date on which the Independent Accountants are appointed;

(b)	the Seller and the Buyer shall be entitled to make written submissions to the Independent Accountants, but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

(c)	in making such submissions the Seller and the Buyer shall state their respective best estimates of monetary amounts of the matters referred for determination;

(d)	in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall, in the absence of manifest error, be final and binding in all respects on the parties and not be subject to question on any ground whatsoever; and

(e)	the fees and expenses of the Independent Accountants shall be borne and paid as the Independent Accountants shall direct.

6	The Seller and the Buyer shall enter into an appropriate form of appointment of the Independent Accountants as soon as reasonably practicable (and in any event within 10 Business Days) following the selection of the Independent Accountants in accordance with paragraph 5 and the Buyer and the Seller shall act reasonably in agreeing the terms and conditions of such appointment, including in respect of fees and any exclusions and limitations of liability. In the event of any failure to agree such terms and conditions, the Seller shall be entitled to appoint the Independent Accountants on behalf of both the Buyer and the Seller and to agree such terms and conditions with the Independent Accountant as it shall determine, provided that it can be reasonably demonstrated that such terms and conditions broadly reflect market standard provisions for such appointments.

7	Following any determination by the Independent Accountants in accordance with paragraph 5, the Seller shall procure that the Seller’s Accountants incorporate into and reflect in the draft Completion Accounts and in the statement referred to in paragraph 1(b) above, the matters determined by the Independent Accountants, together with any adjustments which may have been agreed between the Seller and the Buyer in accordance with paragraph 4 above.

8	The Completion Accounts, as adjusted pursuant to paragraph 7 above, and the Completion Accounts Amounts specified therein, shall be the Completion Accounts and the Completion Accounts Amounts for all purposes of this Agreement, and shall, in the absence of manifest error, be final and binding on the parties and not be subject to question on any ground whatsoever and the date on which such adjustment is made pursuant to paragraph 7 shall for all purposes of this Agreement be the date of determination of the Completion Accounts and the Completion Accounts Amounts.

9	Until the Completion Accounts are agreed and the Completion Accounts Amounts have been agreed and/or determined, the Seller and the Buyer shall:

(a)	give or procure that the other party hereto, its accountants and the Independent Accountants are given access at all reasonable times to all books and records which are in the possession or under the control of the Seller, the Company or the Buyer (as the case may be); and

(b)	generally provide the other party hereto, its accountants and the Independent Accountants with such other information and assistance as they may reasonably require (including access to and assistance at all reasonable times from personnel employed by the Seller, the Company or the Buyer, as the case may be) in relation to the review, agreement or determination of the Completion Accounts and the determination of the Completion Accounts Amounts.

10	The fees and expenses of any accountants (other than the Independent Accountants) used by the Buyer and the Seller in respect of the matters dealt with by this Schedule 7 shall be for the account of the Buyer and the Seller respectively.

Part B

1	The Completion Accounts shall be drawn up in accordance with the Specific Instructions set out in paragraph 3 below and the Working Capital Statement shall be set out in the form contained in Part C.

2	Subject to paragraph 1 above, the accounting policies, practices, procedures and bases used will be the same as those adopted for the preparation of the 2010 Accounts. Should there not be a policy, practice, procedure or basis adopted in the preparation of such accounts for a particular matter, that particular matter shall be accounted for in accordance with UK GAAP.

3	The following are the Specific Instructions for the purposes of preparing the Completion Accounts:

(a)	all balances will be calculated using the policies and principles applied by the Company when part of the Arval UK Group of companies;

(b)	schedules shall be prepared showing movements on the following items between 1 December 2011 and the close of business on 31 December 2011:

(i)	network readiness provision;

(ii) (iii) (iv)	Visa contribution; fixed assets, including timing of movements; and customer rebates;

(c)	there shall be a summary of the bad debt provision at the close of business on 31 December linking components to the Arval UK Group provisioning rules;

(d)	in the period from Completion to the close of business on 31 December, fraud provisions shall continue to be made under the same methodology as applied before Completion;

(e)	there should be calculations and schedules to support MIP AEB and sales commission accruals for the period up to the close of business on 31 December 2011, with the MIP analysis linked back to individual managers and the AEB analysis linked to numbers of qualifying employees; the sales commission accrual should be linked to sales employee numbers with clear assumptions on likely target achievements; no adjustments to payroll costs are to be made for holidays not taken and carried forward to 2012 (maximum allowances 5 days per employee);

(f)	there should be an analysis of the VAT balance; for the UK activities this will comprise the VAT posted on Allstar transactions arising from Completion to the close of business on 31 December; the input VAT posted before Completion but not recoverable until after Completion; Allstar’s bad debt relief not recoverable until after Completion; any VAT payments on account allocated to Allstar for Quarter 4 2011; for the Irish activities, all input and output VAT on transactions dated on or after 10 December 2011 up to the close of business on 31 December 2011;

(g)	there shall be a corporation tax provision, comprising the estimate of the liability for 2011 less the payments on account allocated to Allstar — the CT rate to be used is 26.5%;

(h)	there shall be excluded from the Completion Accounts the effect of any termination of the Services Agreement (as defined in paragraph 1 of Schedule 3) or any services thereunder on or prior to 31 December 2011, such that any liabilities, costs or expenses incurred in relation to any such termination shall not reduce Actual Cash or the Working Capital Amount and shall not increase Actual Debt;

(i)	there shall be a full analysis of other debtors and prepayments and other creditors and accruals;

(j)	if stationery stocks are equal to or exceed £50,000 then include in other debtors and prepayments the total amounts in respect of stationery supplies (note that at 30 November 2011 there was around £86,000 Allstar RM license numbered envelopes and around £9,000 of print paper); if stationery stocks are less than £50,000, then exclude these stocks; ensure that other creditors include any outstanding payment obligations for such stocks;

(k)	the Completion Accounts shall include deferred tax balances;

(l)	any amounts due to any BNPP Entity in respect of funding in the period between Completion and close of business on 31 December will be separately identified;

(m)	all bank balances and overdrafts (or other inter-company funding balances if applicable) will include all receipts which have been credited to Accounts Receivable or Accounts Payable or have been otherwise accounted for by the Company but have not yet cleared the bank and will also include all payments which have been debited to Accounts Receivable or Accounts Payable or have been otherwise accounted for by the Company but have not yet cleared the bank;

(n)	the balance sheet will be drawn up in the same format as the statutory financial statements of the Company and Arval UK for the year ended 31 December 2010 with supporting notes, which should cross-referenced to the Working Capital Statement; and

(o)	the Capital Expenditure Amount shall be derived by inspection of the accounting records to arrive at a suitable apportionment of December’s capital expenditure between the period prior to Completion and the period after Completion (the SAP system will correctly calculate the time apportionment of the December amounts).

Note that prior to Completion, the balance sheet of the Company was reviewed and any accruals and provisions clearly surplus to requirements were released. The Completion Accounts should not re-establish these balances.         .

4	Subject to the Specific Instructions, the Completion Accounts shall show a true and fair view of the state of affairs of the Company at the close of business on 31 December 2011.

5	Unless otherwise taken into account in accordance with the preceding provisions of this Part B of Schedule 7, the Completion Accounts shall be prepared without regard to any changes in accounting principles from those applied in the preparation of the 2010 Accounts.

Part C
(Working Capital Statement)

Working capital statement pro forma

31 DECEMBER 2011
	+/-		2011
	Dr/Cr		£’000	£’000
Gross accounts receivable	+	(1)
Bad debt provision	-	(2)
Net accounts receivable	+	Sum(1)-(2)
Accrued income	+	(3)
Trade payables	—	(4)
Accrued trade expenses	—	(5)
Fuel rebates (including on accrued but not billed transactions)	—	(6)
Trade working capital	+/-	Sum (1)-(6)
Fraud provisions	—	(7)
Network Readiness Provision	—	(8)
Visa contribution	—	(9)
Security deposits	—	(10)
Employee related accruals	—	(11)
Fixed asset creditors and accruals including Card Project	—	(12)
Other accrued expenses/other creditors	—	(13)
Non- trade liabilities (excluding taxation)	—	Sum (7)-(13)
Prepaid overheads	+	(14)
Employee related prepayments	+	(15)
Other debtors/prepayments	+	(16)
Non-trade assets (excluding taxation)	+	Sum (14)-(16)
VAT	+/-	(17)
Corporation Tax	—	(18)
Deferred Tax	+/-	(19)
Total Working Capital		Sum (1)-(19)

Schedule 8
Receivables

1	After 31 December 2011 the Seller shall prepare an aged debtors listing (the Aged Debtors Listing) setting out all trade debts for goods and services supplied in the ordinary course of trading of the Business as at close of business on 31 December 2011 (being the Receivables). The Aged Debtors Listing shall be delivered by the Seller to the Buyer no later than 13 January 2012.

2	The Buyer undertakes to the Seller that it will during the period from (and including) 31 December 2011 to (and including) the later of (i) 30 June 2012; and (ii) the date on which the Completion Accounts are agreed or determined in accordance with Schedule 7 (the Receivables Collection Period):

(a)	not, without the prior written consent of the Seller, settle, compromise, compound, waive or release any of the Receivables or accept part payment of any Receivables in lieu of the whole or give time or indulgence for any such payment;

(b)	use all reasonable endeavours to collect and recover the Receivables in full within the Receivables Collection Period without any rebate, allowance or deduction (excluding, for the avoidance of doubt, any deduction made by the Buyer in accordance with paragraph 4);

(c)	continue to take steps consistent with those taken by the Seller and/or Arval UK prior to Completion to collect and recover the Receivables, and otherwise take such steps as the Buyer considers reasonable and expedient to collect and recover the Receivables; and

(d)	provide to the Seller an ageing debt report promptly each month after it is generated (and in any event within 5 Business Days of the end of each month falling within the Receivables Collection Period), and in respect of the period until delivery of the Aged Debtors Listing the term Receivables shall be deemed to mean, for the purposes of this paragraph 2 only, all trade receivables supplied in the ordinary course of trading of the Business.

3	If the Seller should receive any communication or payment in respect of any of the Receivables, it shall (no later than 2 Business Days after the date of receipt of such communication or payment) give details of any such communication or payment to the Buyer by email.

4	The Buyer undertakes to keep the Seller informed as to progress towards the collection and recovery of the Receivables, and to provide promptly to the Seller such evidence, information, books or records in relation to the collection and recovery of the Receivables as the Seller may from time to time reasonably request.

5	Subject to paragraph 6, the Buyer shall not be entitled to deduct from the Receivables Collected Amount any costs or expenses incurred by a Buyer Undertaking (whether pursuant to a third party engaged by it or otherwise) in respect of the collection or recovery of the Receivables.

6	It is acknowledged that normal practice prior to Completion has been that the collection agency, DLC, charges an administration fee to the customer to recover their costs, so it is not anticipated that the Company will incur specific third party collection costs in respect of the Receivables, and so there is no requirement for a collection cost recharge to the Seller. Occasionally, Tring Townsend solicitors are engaged for legal debt recovery and, in the case that they are so engaged (in a manner similar to that prior to Completion) the Buyer shall be entitled to deduct any such costs and expenses incurred in respect of the recovery of any Receivables from the Receivables Collected Amount.

7	The Buyer shall act in good faith at all times during the Receivables Collection Period in respect of the collection and recovery of the Receivables and its obligations under this Schedule 8.

8	The Buyer shall, within 5 Business Days of the end of the Receivables Collection Period provide the Seller with details of (and its calculations in respect of) the Receivables Collected Amount (including a breakdown of the aggregate amounts collected by reference to the Aged Debtors Listing).

9	The Seller shall, no later than 10 Business Days after receipt of the information referred to in paragraph 8, give written notice to the Buyer if it does not agree with the Receivables Collected Amount (a Receivables Disagreement Notice). The Receivables Disagreement Notice shall include the reasons behind such disagreement and details of the Seller’s own calculations of the Receivables Collected Amount.

10	The Buyer and the Seller shall try to settle the matters set out in the Receivables Disagreement Notice and agree, by negotiation, within the period of 15 Business Days after the date of service of the Receivables Disagreement Notice (the Receivables Resolution Period) the Receivables Collected Amount.

11	If the Buyer and the Seller have not agreed the matters set out in the Receivables Disagreement Notice within the Receivables Resolution Period, then the matters set out in the Receivables Disagreement Notice shall upon the expiry of the Receivables Resolution Period be referred to such firm of independent chartered accountants as the Buyer and Seller may agree within 10 Business Days after the end of the Receivables Resolution Period or, failing such agreement within such time, as the President for the time being of the Institute of Chartered Accountants in England and Wales may nominate on the application of either the Buyer or the Seller (the Independent Accountants) for determination on the following basis:

(a)	the Independent Accountants shall be instructed to notify the Buyer and the Seller of their determination of the Receivables Collected Amount as soon as is reasonably practicable and in any event by no later than 15 Business Days after the date on which the Independent Accountants are appointed;

(b)	the Buyer and the Seller shall be entitled to make written submissions to the Independent Accountants, but subject thereto, the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination; and

(c)	in making their determination, the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall, in the absence of manifest error, be final and binding in all respects on the parties and not be subject to question on any ground whatsoever.

12	The Buyer and the Seller shall enter into an appropriate form of appointment of the Independent Accountants as soon as reasonably practicable (and in any event within 10 Business Days) following the selection of the Independent Accountants in accordance with paragraph 11 and the Buyer and the Seller shall act reasonably in agreeing the terms and conditions of such appointment, including in respect of fees and any exclusions and limitations of liability. In the event of any failure to agree such terms and conditions, the Buyer shall be entitled to appoint the Independent Accountants on behalf of both the Buyer and the Seller and to agree such terms and conditions with the Independent Accountant as it shall determine, provided that it can be reasonably demonstrated that such terms and conditions broadly reflect market standard provisions for such appointments.

13	Each of the Buyer and the Seller agrees that the fees of the Independent Accountants shall be borne equally by the Buyer and the Seller.

14	Following the agreement or determination of the Receivables Collected Amount pursuant to this Schedule 8, then where:

(a)	the Receivables Collected Amount is less than the Receivables Estimated Amount, the Seller shall pay to the Buyer an amount equal to the lesser of (i) the Receivables Balancing Payment; and (ii) £1,000,000;

(b)	the Receivables Collected Amount is greater than the Receivables Estimated Amount, the Buyer shall pay the Receivables Balancing Payment to the Seller; or

(c)	the Receivables Collected Amount is the same as the Receivables Estimated Amount, then no payment shall be made by the Buyer to the Seller (or vice versa) pursuant to this Schedule 8.

15	Each of the Buyer and the Seller agrees to provide the other with details in writing of the relevant nominated account to which any payment required to be made pursuant to paragraph 14 shall be paid.

Schedule 9
Information Technology and Intellectual Property Rights
Part 1
Registered IPR
Domain Names

allstar.biz

allstarbusinesssolutions.co.uk

allstarcard.co.uk

allstarcards.co.uk

allstarfuelcards.co.uk

allstarfuelcards.com

allstarinteractive.co.uk

allstaronline.co.uk

allstaronline.net

allstarpurchasing.co.uk

allstarsolutions.co.uk

dialcard.co.uk

overdrive.co.uk

overdrivebusinesssolutions.co.uk

overdriveinteractive.co.uk

overdrive.uk.com

allstarsupermarketfuelcard.co.uk

allstarplus.co.uk

supermarketfuel.co.uk

supermarketfuelcard.co.uk

supermarketcard.co.uk

arval-allstar-fuelcard.co.uk

arval-allstar-fuelcard.com

phhinteractive.co.uk

Trade marks

Number	Mark text	Territory	Status	Classes
1138175	ALL STAR	UK	Registered	16

1289646	ALL STAR FUELCARD	UK	Registered	35 36

1289649	ALL STAR	UK	Registered	35 36

1289652	ALL STAR DERVCARD	UK	Registered	35 36

1289656	ALL STAR SERVICECARD	UK	Registered	35 36 37

1443505	ALL STAR	UK	Registered	35 36 39

1450642	ALL STAR	UK	Registered	16

1530391	ALLSTAR	UK	Registered	36

1534633	ALL STAR	UK	Registered	35 36 37 39 42

2009879	ALL STAR	UK	Registered	16 35 36 37 39 42

2227569	all star PURCHASING	UK	Registered	06 07 09 11 12 19 25 29 30 32 33 38 41

2234706	allstar FUEL	UK	Registered	35 36

2400262	allstar	UK	Registered	16 35 36 37 39 42

2400266	allstar	UK	Registered	16 35 36 37 39 42

2404197	A	UK	Registered	16 35 36 37 39 42

1279268	Dialcard	UK	Registered	16

1279269	Dialcard	UK	Registered	16

1312221	OVERDRIVE	UK	Registered	35

1312222	OVERDRIVE	UK	Registered	36

1402867	OVERDRIVE	UK	Registered	04

1520684	OVERDRIVE	UK	Registered	12 16

1520692	Dial card	UK	Registered	04 12 35 36

1520695	HARPUR	UK	Registered	16 35 36

2595906	iDiesel	UK	Awaiting advert	04 09 12 16 35 36 37 39 42

2602332	allstar	UK	New Application	16 35 36 37 39 42

Part 2
Licensed IPR

Application	Functional Capabilities
EMBOSSING	Card Embossing.

EUROCAPS
Main Mainframe business application -
processes, cards, transactions, assets and vendors. Also validates fuel and SMR transactions prior to them being interfaced to SAP. The main source of master and reference
data for all downstream data stores

FUEL REBATES — NEW	Settlement agreements. Part of SAP.

My Fleet — Suspect Transactions	Web based suspect transaction tool

My Fleets -EUPDATE	Interactive<>mainframe interface

My Fleet — Billing	Web based billing application

My Fleet — My Company

My Fleet — Report Catalogue	Web based reporting tool

Report Scheduler	Tool to manage the scheduling of customer reporting outputs

NATWEST BANKLINE	Treasury system used to download bank statements and process CHAPS payments

NATWEST PAYAWAY	BACS accredited software used to pass direct debits and credits into the banking system.

e-RETRIEVER	Online viewer for invoices in the same format as the original document. Accessible via Compass.

VMS ENQUIRY SYSTEM	Replaced VSAR Collections

Bottomline	BACS files and Cheque Printing software.

SAP	ERP. Used to produce Fuel and SMR invoices and payments. Running on SAP R3 with a large number of bespoke modules.

BANKWIZERD -EIGER	Eiger Supply Software. Used to check supplier and customer bank account and sort code combinations are valid. Known as Modulus checking.

Nortel CC6 — IVR	IVR (for call routing and Mileage Capture System self service)

Nortel CC6 — email routing	Email routing

Nortel CC6 — autodialer	Outbound call campaign management

IEX Total View	workforce management system

Credit Database	built in Access. Houses information for both fuel card (only acts over £10K) and leasing

Financial review template	Arval excel based spreadsheet tool for financial assessment of large credits

Serena Dimensions	contains legal contracts, independent merchant agreements. Also used as a software configuration management tool

DataCard 7000 and DataCard 9000	card production machines Embossing

ARIS	process mapping software which houses all of their process maps and local work instructions

Bulk upload tool	excel based tool for large batch fleet data entry into mainframe system

Rectify	Complaints management system

Macro 4	Document Management System

Experian Autoscore	for new application credit scoring

Experian Detect	for reviewing new applications for potential fraud

Compass	Organizational Management. This is the corporate intranet.

GHR Monde	Global Employee Management

Choices	Benefits Management

OPX2	Time and Attendance

CPS1/PWA	Payroll and Legal Reporting, employee admin

Career Track	Competency Management

iGrasp (Hudson)	Recruitment

Ashridge	Learning Management

Marketing Website	Marketing

Arval Online	Customer Self-Serve

MyFleet — Data on Demand	Customer Self-Serve

Online Fleet Manager	Customer Self-Serve

Self Registration	Customer login management

T-POT	Data warehouse

PORTAL	Customer Self-Serve

Universal Login Manager	Online security

Salesforce.com	Salesforce support

Prodocapo	Financial analysis tool

RIGHTFAX	Faxing software

REIMS	EDI

Royal Mail PAM	Postcode address finder

Part 3

Material Software

Application	Functional Capabilities
COPYVOUCHER	Request copies of the sales voucher

EIRECAPS	Irish fuel transactions, invoices/remits

Fuel Price Locator	Web Based Fuel Price Locator

FUEL VOUCHER CHECKING SYSTEM
Fuel voucher checking system — Team use this to check if a manual or electronic voucher has been paid. Manual voucher rejection system -
Reject manual vouchers back to the sites for invalid card numbers etc

FUELVOUCHER	Web based Fuel Voucher enquiry system

LOCAL ACCOUNT CARD	Local Account system — processing local account fuel card transactions and producing invoices/remits

MILEAGE CAPTURE SYSTEM	Payroll costs of private fuel

Marvin	Manual Fuel Voucher Input

My Fleet — Fuel Analysis	Web based fuel analysis

Pump Price	Web based pump price locator

OLA	Online Authorisation for BP, Fuel Force and Arval card products

STAR	Daily Early Warning e-mails

VTARADDRESSES	Driver addresses for VTAR report

Special Outputs/PCSO	Client billing data via mail / file

Fraud data bases	for suspect addresses and business registration numbers

Part 4
Hardware

ID	INFRA SERVER FUNCTION
GBSWNAPP0042	Application server

GBSWNAPP0043	Application server

GBSWNCPS0002	Citrix server

GBSWNCPS0003	Citrix server

GBSWNCPS0010	Citrix server

GBSWNCPS0018	Citrix server

GBSWNCPS0023	Citrix server

GBSWNCPS0006	Citrix server

GBSWNCPS0014	Citrix server

GBSWNCPS0020	Citrix server

GBSWNCPS0025	Citrix server

GBSWNSUN0002	Database server

GBSWNSUN0006	Database server

GBSWNSUN0010	Database server

GBSWNSUN0015	Database server

LAC	Database server

OLA SYS A	Database server

OLA SYS B	Database server

OLA SYS C	Database server

OLA SYS D	Database server

GBSWNPWB0001	Web Server

GBSWNPWB0002	Web Server

GBSWNPWB0003	Web Server

SW-NT-INTRA-01	Web Server

GBSWNEXC0004	Microsoft Exchange

GBSWNFSR0001	File server

GBSWNNDM07	NDM server

GBSWNDC0007	Domain controller

GBSWNBARR001	Barr server

Schedule 10
Post-Completion undertakings

1	General principle

1.1	Each of the Buyer, the Seller and the Parent Sponsor agrees with the other that the intention is that the Company be run on a “business as usual” basis between the date of Completion and close of business on 31 December 2011 (the Post-Completion Period), with a view to ensuring that the Completion Accounts reflect a financial position within the Company as if the Company had continued to be owned by the Seller.

1.2	In view of the above general principle:

(a)	each of the Buyer and the Parent Sponsor agrees with the Seller that they shall (and shall procure that the Company shall) act in good faith and refrain from any act or omission which would or is intended to have the effect of manipulating any of the Completion Accounts Amounts with a view to reducing any of those amounts to the detriment of the Seller; and

(b)	the Seller agrees with each of the Buyer and the Parent Sponsor that it shall act in good faith and refrain from any act or omission which would or is intended to have the effect of manipulating any of the Completion Accounts Amounts with a view to increasing any of those amounts to the detriment of the Buyer and the Parent Sponsor.

1.3	It is acknowledged and agreed that the provisions of this Schedule 10 shall not prevent the Company from terminating the Services Agreement (as defined in paragraph 1 of Schedule 3).

2	Undertakings

2.1	The Buyer undertakes that during the Post-Completion Period the following provisions shall apply in relation to the Company (and where relevant, the Buyer shall procure that the Company ensures that such matters do or do not occur):

(a)	the Company shall not make any Prohibited Payment;

(b)	the business of the Company will be conducted and managed in the ordinary course;

(c)	none of the following will occur in respect of the Company:

(i)	any material change in the nature of its business from that carried on as at the Completion Date;

(ii) the passing of any resolution for its winding up;

(iii)	the entry into of any transaction which is not at arm’s length and on commercial terms; and

(iv)	any change to the financial year end date of 31 December 2011;

(d)	the Company’s accounts will be prepared in the usual way, using the Seller’s existing policies, for the month of December 2011;

(e)	any accounting requirements required to satisfy compliance with the accounting policies of any Buyer Undertaking or US GAAP will be recorded “off ledger” and not reflected in the General Ledger until the Completion Accounts have been agreed or otherwise determined;

(f)	the accounts work will be undertaken largely, if not exclusively, by staff who are in the Allstar Finance team as at immediately prior to Completion;

(g)	senior Arval Finance management will review the December 2011 accounts of the Company and confirm that they are satisfied that the policies have been applied correctly and that all accounting estimates are reasonable and consistent with estimates made in prior periods;

(h)	the bank accounts utilised by the Company will be restricted to those in force and operating as at immediately prior to Completion — these are the only accounts to which PHH Financial Services Limited will supply funding under the PHH Working Capital should the need arise;

(i)	direct debit and all other electronic payment or receipt processes will be carried out to the schedules in place as at immediately prior to Completion such that the timings will be exactly the same as if Completion had not taken place;

(j)	invoicing and self billing runs will be carried out to the schedules in place as at immediately prior to Completion such that the timings will be exactly the same as if Completion had not taken place;

(k)	all journals will be jointly approved by senior Allstar Finance staff and senior Arval Finance staff;

(l)	all manual invoices/credits/payments will be jointly approved by senior Allstar Finance staff and senior Arval Finance staff;

(m)	cash received by the Seller or any Related Undertaking of the Seller which should be for the Company or cash received by the Company which should be for the Seller or any Related Undertaking of the Seller will be identified as soon as possible and transferred immediately;

(n)	the statutory audit of the accounts of the Company for the financial year ending 31 December 2011 will be carried out by Mazars LLP; and

(o)	the Buyer’s auditors will make appropriate enquiries of Mazars LLP to obtain the evidence they need to sign off the Company’s balance sheet as at 31 December 2011 for inclusion in the published accounts of any relevant Buyer Undertaking.

2.2	The Buyer further undertakes that during the Post-Completion Period the Company shall be, and shall remain, a direct subsidiary of the Buyer and an indirect subsidiary of the Parent Sponsor.

3	Definitions

In this Schedule 10, unless the context otherwise requires:

Permitted Payment means any payment made in relation to capital expenditure which is to be included, and is included, within the Capital Expenditure Amount; and

Prohibited Payment means any payment or transfer or loss of value by the Company (other than a Permitted Payment) which is or is in the nature of:

(a)	a dividend (whether in cash or in specie) or other distribution or return of capital, including a redemption, repurchase or reduction of any share capital;

(b)	a payment of management, royalty or similar charges to any person;

(c)	a payment to or for the benefit of any Buyer Undertaking (including management fees and professional advisers’ fees and expenses in connection with the transactions contemplated by this Agreement);

(d)	save as otherwise agreed by the Seller, a cost or bonus or other form of ex gratia award or payment paid to any person;

(e)	a payment which is a contribution to a pension scheme other than in accordance with an employee’s contract of employment;

(f)	any payment of, or in respect of Taxation (other than VAT), whether payable as a result of any tax grouping or consolidation or under any group payment arrangement or otherwise;

(g)	any asset transfer, purchase or disposal by the Company;

(h)	the entry, amendment or termination of a contract or arrangement for services between the Company and any Buyer Undertaking to the extent that any terms thereunder could have an effect on the Adjustment Amount;

(i)	lending or borrowing between the Company and any person; or

(j)	the waiver, forgiveness or discount of any amounts due to or from any person.

SIGNED by
FLEETCOR UK ACQUISITION LIMITED

/s/Andrew Blazye

..................................................
Director

SIGNED by
ARVAL UK GROUP LIMITED

/s/Bart Beckers

..................................................
Director

EXECUTED as a DEED by
FLEETCOR TECHNOLOGIES, INC,

/s/John Coughlin

..................................................
Officer